UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

BorgWarner Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2017
Annual Meeting of Stockholders and Proxy Statement

The Company’s Objectives

RELIABLY DELIVERING WHAT’S NEEDED TODAY

There are few challenges as important today as creating solutions that support a cleaner, more energy-efficient world. This requires a commitment to constantly improve the transportation of people and things. We, at BorgWarner, made that commitment decades ago and have since been creating technologies to improve efficiency, emissions and performance in all types of vehicles.

CONSTANTLY PURSUING WHAT’S NEXT

Our proven track record has made us a product leader in clean, energy-efficient propulsion system solutions for combustion, hybrid and electric vehicles. We uncover strong trends and use smart science and technology to address a future based on varying regulations, consumer demands and automaker requirements.

PRODUCT LEADERSHIP THAT’S CHANGING THE WORLD

Our employees have earned trusted partnerships with customers and suppliers around the world. We leverage these relationships to gain a deeper understanding of the challenges at hand and then do what it takes to develop the next solution. Our strong operations and commercialization expertise result in high volume availability of competitive, efficient products that truly drive change.

(1)	Allows for the impact of the Remy acquisition and excludes one-time non-operating items.

Combustion	Hybrid	Electric

3

BorgWarner Inc. Notice of Annual Meeting of Stockholders

Auburn Hills, Michigan
March 17, 2017

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of BorgWarner Inc. we invite you to attend the 2017 Annual Meeting of Stockholders at The Townsend Hotel located at 100 Townsend Street, Birmingham, Michigan, 48009, on Wednesday, April 26, 2017, at 9:00 a.m., local time, for the following purposes:

Items to be Voted:

1.	Elect ten nominees for Directors to serve for the next year;
2.	Approve, on an advisory basis, the Company's executive compensation program;
3.	Consider, on an advisory basis, the frequency of the advisory vote on the Company’s executive compensation program;
4.	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2017;
5.	Vote on a stockholder proposal to allow certain stockholders to act by written consent; and
6.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 1, 2017 are entitled to vote at the meeting or any adjournment or postponement thereof.

Date and Time:
Wednesday, April 26, 2017
9:00 a.m., local time

YOUR VOTE IS IMPORTANT!
You can submit your proxy by:
Telephone: Call us free of charge at 1-800-579-1639 from within the United States or Canada.
Internet: Access the internet, go to www.proxyvote.com and follow the enrollment instructions.

E-mail: Send us an e-mail at www.proxyvote.com, using the control number on your proxy card as the subject line, and state whether you wish to receive a paper or e-mail copy of our proxy materials and whether your request is for this meeting only or all future meetings.

If you attend the meeting, you may vote in person if you wish to do so, even if you have previously submitted your proxy.

Please read the attached proxy statement carefully as it describes in greater detail the matters to be acted upon and your voting rights with respect to those matters. The enclosed proxy card is solicited by the Board of Directors of the Company.

Along with the attached proxy statement, we are providing you our Annual Report on Form 10-K for our fiscal year ended December 31, 2016. Stockholders are not to regard our Annual Report on Form 10-K, which includes our audited financial statements, as proxy solicitation material.

By Order of the Board of Directors

John J. Gasparovic
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 26, 2017

We have elected to furnish materials for the Annual Meeting via the internet. Beginning on or about March 17, 2017, we will mail a notice of internet availability to most of our stockholders containing instructions on how to access the proxy materials and vote online. All of our other stockholders will be sent a copy of our proxy materials by mail or e-mail on or about March 17, 2017. See above and your proxy card for more information on how you can elect to receive your proxy materials over the internet or by e-mail if you received them by mail this year.

www.borgwarner.com

4

Proxy Summary

This summary of voting items provides information that you should consider before voting on the items presented at this year’s Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Proposal 1

TO ELECT TEN DIRECTORS TO THE BOARD OF DIRECTORS
Our Board unanimously recommends that you vote “FOR” the election of all director nominees.

DIRECTOR NOMINEE

Jan Carlson President and Chief Executive Officer, Autoliv, Inc.	Dennis C. Cuneo Partner, Fisher & Phillips LLP	Michael S. Hanley Global Automotive Leader, Retired Ernst & Young LLP
Age: 56 Director Since: 2010 Other Current Directorships: Autoliv, Inc., Trelleborg AB BorgWarner Committees: Compensation, Governance	Age: 67 Director Since: 2009 Other Current Directorships: AK Steel Holding Corporation BorgWarner Committees: Audit	Age: 61 Director Since: 2016 Other Current Directorships: Shiloh Industries, Inc. BorgWarner Committees: Audit

Roger A. Krone Chairman and Chief Executive, Leidos Holdings, Inc.	John R. McKernan, Jr. Senior Advisor to the U.S. Chamber of Commerce	Alexis P. Michas, Non-Executive Chairman Managing Partner, Juniper Investment Company, LLC
Age: 60 Director Since: 2017 Other Current Directorships: Leidos Holdings, Inc.	Age: 68 Director Since: 2009 Other Current Directorships: HMH Holdings, Inc. BorgWarner Committees: Audit	Age: 59 Director Since: 1993 Other Current Directorships: PerkinElmer, Inc., Allied Motion Technologies BorgWarner Committees: Executive

BorgWarner Inc. 2017 Proxy Statement

Proxy Summary	5

Vicki L. Sato, Ph.D. Professor of Management Practice, Harvard Business School	Richard O. Schaum General Manager, 3rd Horizon Associates LLC	Thomas T. Stallkamp Principal of Collaborative Management LLC
Age: 68 Director Since: 2014 Other Current Directorships: Bristol-Myers Squibb Company, PerkinElmer, Inc., Syros Pharmaceuticals, Inc. BorgWarner Committees: Compensation Chair, Governance	Age: 70 Director Since: 2005 Other Current Directorships: Gentex Corporation, Sterling Construction Co. BorgWarner Committees: Governance Chair	Age: 70 Director Since: 2006 Other Current Directorships: Baxter International, Inc. BorgWarner Committees: Compensation, Audit

James R. Verrier President and Chief Executive Officer, BorgWarner Inc.
Age: 54 Director Since: 2013 Other Current Directorships: Parker Hannifan Corporation BorgWarner Committees: Executive

Director Independence	Director Age	Director Tenure

www.borgwarner.com

6	Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

✓	Annual election of Directors
✓	Majority voting standard for election of Directors
✓	Stockholder right to call a special meeting (20%)
✓	No supermajority voting provisions for common stockholders
✓	Robust stockholder engagement
✓	Independent Board chair
✓	Corporate Sustainability Report
✓	Proxy access stockholder right
✓	Limit on number of public company directorships Board members may hold (4)
✓	Director retirement policy (age 72)
✓	Clawback and recoupment policies
✓	Share ownership policies
✓	Prohibition of speculative and hedging transactions by all employees and directors
✓	No stockholder rights plan
✓	Use of skills matrix to align board selection with business strategy

Proposal 2

APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board unanimously recommends that you vote “FOR” this proposal.

Why should you vote in favor of our 2017 Say-on-Pay Proposal?

WE HAVE STRENGTHENED THE LINK BETWEEN PAY AND PERFORMANCE

STOCKHOLDER ENGAGEMENT

Management and the Board conducted extensive outreach with our stockholders leading up to and following our 2016 Annual Meeting. Outreach meetings were conducted in April 2016 and follow-up meetings were held in October through December 2016. In total, we reached out to stockholders representing 66% of our outstanding shares and held in person meetings or calls with holders of 55% in April and 50% in October (in many instances we met with a stockholder more than once). Two of our directors, including the independent Chair of our Board, participated in many of these meetings, and feedback was shared and discussed with the full Board. Topics discussed with investors included executive compensation, proxy access, board composition and refreshment, and sustainability.

BorgWarner Inc. 2017 Proxy Statement

Proxy Summary	7

What We Learned	How We Responded

CEO Compensation Concern: Stockholders expressed concern with the alignment of our CEO's compensation with financial and stock performance.
■The Committee and the CEO agreed to reduce his earned 2016 annual incentive plan award by $2.43 million (71%) from $3.38 million to $0.95 million. While overall performance was strong, the Committee deemed this approach appropriate given stockholder returns for the year and believes that this decision supports our pay-for-performance philosophy.
■The Committee did not reduce the CEO’s base salary or target annual incentive plan award. The Committee believes the CEO’s structural pay is within 20% of the market median today. However, the Committee has taken steps to ensure that financial performance goals (Economic Value in the annual incentive plan and relative revenue growth under the long-term incentive program) reflect stockholder expectations, such that pay and performance better align in the future.

Performance-Based Compensation Concern: Annual Performance based compensation set at the 65th percentile.	■Reduced target award level to the peer group median range (50th percentile) plus or minus 20% of the median based on the executive's experience, performance and responsibilities

Economic Value ("EV")
■Provided additional clarity on EV calculation and detailed the formula (see pages 38-40)
■Eliminated “carryover” feature for the Senior Executive Team (CEO, Executive Vice Presidents and Business Presidents)

EV is the way in which we convert investment into stockholder value and the single metric under our annual incentive plan.
Concern:
■Stockholders could not calculate the EV measurement used to determine payouts under the annual incentive plan. ■Stockholders did not like the “carryover” feature of the annual incentive plan

Performance Shares – Represent two-thirds of long-term incentive award Concern:	■Reduced target award level to the peer group median (50th percentile) plus or minus 20% of the median based on the executive’s experience, performance and responsibilities
■Performance shares awards were set at the 65th percentile

Restricted Shares – Represent one-third of long-term incentive award Concern:	■Limit one-time equity grants (except in cases of newly hired executives and retention) ■Add double trigger change in control provision for future equity grants
■Restricted shares were awarded off-cycle ■The vesting of restricted shares was not subject to a double trigger in the event of a Change of Control

www.borgwarner.com

8	Proxy Summary

Our Executive Compensation Goals and Guiding Principles

Our objective is to maintain executive compensation programs that:

■attract and retain the best possible global executive talent
■motivate our executives to achieve goals that support the Company’s business strategy and goals (including growth and the creation of long-term value) while not encouraging excessive risk taking
■link executives’ and stockholders’ interests through equity-based incentive plans, and
■provide a compensation package that reflects individual performance as well as overall business results

► 88% of CEO’s compensation is at-risk (Annual Incentive + Long-Term Incentive)

BorgWarner Inc. 2017 Proxy Statement

Proxy Summary	9

Proposal 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM
Our Board unanimously recommends that you vote for one year frequency.

Proposal 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board unanimously recommends that you vote “FOR” this proposal.

Proposal 5

VOTE ON STOCKHOLDER PROPOSAL TO ALLOW CERTAIN STOCKHOLDERS TO ACT BY WRITTEN CONSENT
Our Board unanimously recommends that you vote “AGAINST” this proposal.

We will also take action upon any other business as may properly come before the 2017 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2017 Annual Meeting.

www.borgwarner.com

Table of
Contents

Table of Contents	11

www.borgwarner.com

12

3850 Hamlin Road
Auburn Hills, Michigan 48326

Proxy Statement
March 17, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. (“BorgWarner” or the “Company”) for the Company’s 2017 Annual Meeting of Stockholders to be held at The Townsend Hotel located at 100 Townsend Street, Birmingham, Michigan 48009 on Wednesday, April 26, 2017 at 9:00 a.m., local time, or at any adjournment or postponement thereof.

Internet Availability of Proxy Materials

As permitted by rules adopted by the Securities & Exchange Commission (“SEC”), we are providing our proxy statement, the form of proxy and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to stockholders electronically via the internet. (Our Annual Report on Form 10-K for our fiscal year ended December 31, 2016, which includes our audited financial statements, is not to be regarded as proxy solicitation material.) Our proxy statement and our 2016 annual report to stockholders are available at http://www.proxyvote.com.

On or about March 17, 2017, we will initiate delivery of proxy materials to our stockholders of record as of the close of business on March 1, 2017 via (1) a notice containing instructions on how to access materials online, (2) a paper copy mailing or (3) e-mail distribution. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice we sent provides instructions on how to access and review all of the important information contained in the proxy materials. The notice also provides instructions on how you can submit your proxy over the internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice. If you received a printed copy of proxy materials by mail and would like to register to receive a notice of internet availability of proxy materials in the future, you can do so by any of the methods that follow:

Internet:
Access the internet, go to www.proxyvote. com and follow the enrollment instructions.

Telephone:
Call us free of charge at 1-800-579-1639 from within the United States or Canada.

E-mail:
Send us an e-mail at www.proxyvote.com, using the control number on your proxy card as the subject line, and state whether you wish to receive a paper or e-mail copy of our proxy materials and whether your request is for this meeting only or all future meetings.

BorgWarner Inc. 2017 Proxy Statement

Proxy Statement	13

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 1, 2017 are entitled to vote at the meeting. As of such date, there were 212,856,243 outstanding shares of common stock. A list of all record holders of our stock will be available for examination by stockholders during normal business hours at 3850 Hamlin Road, Auburn Hills, Michigan 48326 at least ten days prior to the Annual Meeting and will also be available for examination at the Annual Meeting. On each matter considered at our Annual Meeting, you are entitled to one vote for each of your shares of common stock.

Voting

You have a choice of voting over the internet, by telephone or by using a traditional proxy card.

■	To vote by internet, go to www.proxyvote.com and follow the instructions there. You will need the number included on your proxy card, voter instruction form or notice.
■

To vote by telephone, stockholders of record should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the number included on your proxy card, voter instruction form or notice.

■	If you received a paper copy of a proxy card or voter instruction form, you can mark, sign and date the proxy card and return it in the envelope that was provided to you.

The deadline for voting by telephone or internet is 11:59 p.m. Eastern Time on April 25, 2017.

If you properly sign and return your signed proxy card or vote by telephone or by the internet before the Annual Meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors.

If you hold your stock in “street name”, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. If you are a stockholder of record, you may change or revoke your vote at any time before the vote is taken by delivering a written notice of revocation to the Secretary of the Company or by submitting another vote on or before April 25, 2017 (including a vote in person at the Annual Meeting). For all methods of voting, your last vote cast will supersede all of your previous votes.

The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence in person or by proxy of the holders of a majority of common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

With respect to Proposal 1, our By-laws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board as a “holdover director.” Under our By-laws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board may accept if stockholders do not re-elect the director. In that situation, our Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation, or whether to take other action. The board would act on the Corporate Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

www.borgwarner.com

14	Proxy Statement

If you hold your stock in street name, your brokerage firm or other nominee may no longer vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the ten nominees for director. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

With respect to Proposal 2 (the advisory vote on executive compensation), Proposal 3 (the advisory vote on the frequency of voting on executive compensation), Proposal 4 (stockholder ratification of the selection of our auditors), and Proposal 5 (the advisory vote on a Stockholder proposal), each proposal requires the affirmative vote of a majority of the votes cast to be approved. Accordingly, an abstention or a broker non-vote will have no effect on the outcome of any of those proposals.

Proposals 2, 3 and 5 are advisory votes. Even though your votes with respect to Proposals 2 and 3 are advisory and therefore will not be binding on the Company, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. At the Annual Meeting of Stockholders held in 2011, stockholders selected annual frequency for stockholder consideration of executive compensation on an advisory basis. Stockholders must reconsider the desired frequency of such consideration in this 2017 meeting.

We expect that only Proposal 4 will be considered “routine” under NYSE rules. Therefore, your brokerage firm or other nominee may not vote your shares with respect to Proposals 1, 2, 3 or 5 without specific instructions from you as to how to vote.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy Materials, as applicable, will be sent to any household at which two or more stockholders reside, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings, if any, in any way.

We will deliver promptly upon written or oral request a separate copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. If you share an address with another stockholder and you wish to receive a separate copy of any of those documents, you may inform us of your wish by contacting Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326 (tel: +1-248-754-9200). Similarly, if you share an address with another stockholder that is receiving multiple copies and wish to request that the number of copies of those documents being delivered to that address be reduced to a single copy, you may inform us of your wish by contacting Investor Relations at the above address and telephone number.

BorgWarner Inc. 2017 Proxy Statement

15

Proposal 1 -
Election of Directors

At this meeting, stockholders will elect ten directors to a one-year term that will expire at our 2018 Annual Meeting and until their respective successors have been duly elected and qualified.

Our Board takes a thoughtful approach to its composition and refreshment, with focus on creating a balanced board that, as a whole, has the expertise, knowledge and qualifications needed to guide the Company in execution of its business strategy. The Corporate Governance Committee seeks to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, background and experience with respect to vision, strategy and executive leadership, business judgment and knowledge, corporate governance, accounting and finance, global markets, clean technology, government experience and automotive industry knowledge. The Committee understands the value of cognitive diversity in decision making and has sought and will continue to seek qualified women and members of minority groups as board candidates.

After 13 years of service, Ernest Novak will complete his service on the Board at the April Annual Meeting. The Company thanks him for his guidance and years of service.

The current slate of director nominees blends fresh perspectives of newer directors with the continuity and institutional knowledge of longer tenured directors for an average tenure of less than eight years. Due to recent and expected retirements from the Board, the Committee identified qualification as an Audit Committee expert, technological acuity, and experience as a serving CEO as key desired attributes in its search process. In November 2016 the board selected Michael S. Hanley to join the Board. Hanley was selected in significant part because of his extensive financial expertise in the automotive industry. In February 2017 the Board selected Roger A. Krone to join the Board. Krone brings extensive technological expertise and the perspective of a currently-serving CEO of a global business.

See pages 25-26 for information on our process for director nominations and candidate requirements.

Following the election of directors at this Annual Meeting, your Board will have ten members and no vacancies. Each of the nominees for election has agreed to serve if elected. All of the nominees are presently directors of the Company. In the event that any nominee should become unavailable for election, the Board may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card.

RECOMMENDATION

Your Board of Directors recommends a vote “FOR” the election of each of the nominees for director Jan Carlson; Dennis C. Cuneo; Michael S. Hanley; Roger A. Krone; John R. McKernan, Jr.; Alexis P. Michas; Vicki L. Sato; Richard O. Schaum; Thomas T. Stallkamp; and James R. Verrier.

Information on Nominees for Directors

The following pages set forth as of March 1, 2017, with respect to each of the Company’s current directors continuing to serve, his or her name, the year in which he or she first became a director of the Company, age, principal occupation, and his or her current directorships in other entities; a narrative description of the directors’ experience, qualifications, attributes and skills; all directorships at public companies and registered investment companies held since March 1, 2012; and a description of any relevant legal proceedings in which the director was involved since March 1, 2007.

www.borgwarner.com

16	Proposal 1

DIRECTORS AND NOMINEES

Jan Carlson
Age: 56 Director since: 2010

Principal Occupation and Directorships
Mr. Carlson was appointed President and Chief Executive Officer and Director of Autoliv, Inc., in early 2007 and has been Chairman of its board since May 2014. He joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of that company’s Executive Committee. Mr. Carlson currently serves on the board of directors for Trelleborg AB (a Swedish public company), Teknikföretagen (the Association of Swedish Engineering Industries) and Svenskt Näringsliv (the Confederation of Swedish Enterprise). Mr. Carlson will not stand for re-election to the board of directors of Trelleborg AB in 2017. At the end of February 2017, Mr. Carlson was nominated for election to the board of directors of Telefonaktiebolaget LM Ericsson at its annual meeting of shareholders to be held on March 29, 2017.

Mr. Carlson brings to the board international perspective concerning the global automotive industry and the experience and perspective of a currently-serving CEO of a global automotive supplier headquartered outside the United States. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Engineering Physics and Electrical Engineering from the University of Linköping, Sweden.

Dennis C. Cuneo
Age: 67 Director since: 2009

Principal Occupation and Directorships
Mr. Cuneo has been an attorney with Fisher & Phillips LLP since July 1, 2010, serving as Partner of the firm’s Washington DC office, after having been with Arent Fox LLP since November 2006. He also operates his own consulting firm, DC Strategic Advisors LLC., which provides strategic business advice to companies in the auto industry and other industries. He was Senior Vice President of Toyota North America, Inc. from 2000 to 2006; Corporate Secretary and Chief Environmental Officer of Toyota Motor North America Inc. from 2004 to 2006, and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006. Mr. Cuneo was formerly Board Chairman of the Federal Reserve Bank of Cleveland, Cincinnati branch and is on the boards of the Center for Automotive Research, and SSOE, a privately held engineering and construction management firm. Mr. Cuneo is also a director of AK Steel Holding Corporation.

Mr. Cuneo brings experience in, and understanding of, the automotive industry and its trends. Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America. Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Research Group. Mr. Cuneo also provides a legal perspective on issues facing the board and the Company with respect to board oversight areas, corporate governance and regulatory matters.

BorgWarner Inc. 2017 Proxy Statement

Proposal 1	17

Michael S. Hanley
Age: 61 Director since: 2016

Principal Occupation and Directorships
Mr. Hanley retired as a Partner from Ernst & Young in 2014. He served as the firm’s Global Automotive Leader from 2003 to 2014 and was Senior Advisory Partner or Global Coordinating Partner for many automotive clients during his 24 years as a Partner.

Mr. Hanley’s extensive knowledge of accounting and his financial expertise in the automotive industry make him well qualified to serve as a member of our Board of Directors and as a member of the Audit Committee of our board. Mr. Hanley provided assurance and industry advisory services to global audit clients for 37 years and was responsible for Ernst & Young’s automotive industry strategy and initiatives worldwide. He graduated from the University of Toledo and is a Certified Public Accountant (Retired). Mr. Hanley serves on the audit and compensation committees, and chairs the governance committee, of another public company, Shiloh Industries, Inc., of which he is a director.

Roger A. Krone
Age: 60 Director since: 2017

Principal Occupation and Directorships
Mr. Krone was appointed Chairman and Chief Executive Officer of Leidos Holdings, Inc. in July 2014. Prior to joining Leidos, he served as President of Network and Space Systems for The Boeing Company, where his organization provided integrated technologies to government and commercial customers. In 1992, he joined McDonnell Douglas Corporation serving as Director of Financial Planning, Vice President and Treasurer after a 14-year career at General Dynamics. Mr. Krone also previously served as Chairman of the Board of Directors of the United Launch Alliance, a 50-50 joint venture between Boeing and Lockheed Martin that helps carry weather, telecommunications and national security satellites to space and employs more rocket scientists than any other company in the world.

Mr. Krone brings to the board nearly four decades of business experience, technology acquisitions, program management and financial expertise and the experience and perspective of a currently-serving CEO of a global business recognized in solving important problems in the defense, intelligence, homeland security, civil, and health markets. Mr. Krone has a Bachelor’s degree in aerospace engineering from the Georgia Institute of Technology, a Master’s degree in aerospace engineering from the University of Texas at Arlington, and a Master of Business Administration from the Harvard Graduate School of Business. He is a Certified Public Accountant.

www.borgwarner.com

18	Proposal 1

John R. McKernan, Jr.
Age: 68 Director since: 2009

Principal Occupation and Directorships
Governor McKernan is Senior Advisor to the U.S. Chamber of Commerce. He served as President of its Foundation from October 2013 to February 2015. He served as Chairman of the Board of Education Management Corporation, a large provider of private post-secondary education in North America, from December 2008 to June 2012. He was Executive Chairman of Education Management Corporation from February 2007 to December 2008 and Chief Executive Officer from September 2003 until February 2007. He served on its Board of Directors from June 1999 to April 2015. Governor McKernan served as governor of the State of Maine from 1987 to 1995. He is also a director of HMH Holdings, Inc.

Governor McKernan brings to BorgWarner’s board a blend of experience as a former governor of Maine, a former US Congressman, a former state legislator and former CEO of a public company. His knowledge of the legislative process combined with his demonstrated leadership capabilities and CEO’s perspective provide a valuable point of view to the Company’s board. Governor McKernan also has significant experience as a director. Governor McKernan’s practice of corporate, regulatory and administrative law enables him to provide a legal perspective on issues facing the board and the Company in those areas and with respect to corporate governance.

Alexis P. Michas, Non-Executive Chairman
Age: 59 Director since: 1993

Principal Occupation and Directorships
Mr. Michas is the founder and Managing Partner of Juniper Investment Company, LLC (“Juniper”). Juniper is also a Principal of Aetolian Investors, LLC a registered Commodity Pool Operator. He was the Managing Partner and a director of Stonington Partners, Inc., an investment management firm from 1994-2011. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the lead director of PerkinElmer, Inc., a director of Allied Motion Technologies, Inc. and a director of Theragenics Corporation, a privately held company. Mr. Michas also served as a director of AirTran Airways, Inc., until that company’s sale to Southwest Airlines, Inc. on May 2, 2011 and as the Non-Executive Chairman of the Board of Directors of Lincoln Educational Services Corporation until 2015.

Mr. Michas brings to our board many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise allows Mr. Michas to provide our board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as a lead director and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ knowledge of the Company and his thorough understanding of the role of boards of directors qualify him to serve on our board and as Non-Executive Chairman.

BorgWarner Inc. 2017 Proxy Statement

Proposal 1	19

Vicki L. Sato, Ph.D.
Age: 68 Director since: 2014

Principal Occupation and Directorships
Dr. Sato serves as Professor of Management Practice of Harvard Business School where she joined the faculty in 2006. Prior to that, she was the President of Vertex Pharmaceuticals from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Dr. Sato is also a business advisor to enterprises in the biotechnology and pharmaceutical industries. Dr. Sato is currently a director of Bristol Myers Squibb, PerkinElmer Corporation, and Syros Pharmaceuticals, Inc., all publicly held companies. She was recently appointed co-chair of the Advisory Council of LifeSci: NYC, a public service group that advises New York City on matters of life science competitiveness, and is an overseer of the Isabella Stewart Gardner Museum in Boston. In addition to public board service, she is an advisor and director to privately held Denali Therapeutics and Vir, Bio. She is the author of numerous professional publications and received her AB, AM and Ph.D. degrees from Harvard University.

Dr. Sato is an accomplished executive and scientist with an extensive background advising and leading research teams in life sciences innovation. Dr. Sato’s previous roles as chief scientific officer and vice president of research for multi-national companies, as well as her academic work on science-driven entrepreneurship allow her to offer guidance as we develop our technology initiatives and collaborative efforts. The expertise Dr. Sato has gained through her service on the boards of other public companies contributes broad understanding of corporate governance matters.

Richard O. Schaum
Age: 70 Director since: 2005

Principal Occupation and Directorships
Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. He was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. from October 2003 until June 2005. Before that, for more than 30 years he was with DaimlerChrysler and its predecessor Chrysler Corporation, most recently as Executive Vice President, Product Development from January 2000 until his retirement in March 2003. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President in 2007. Mr. Schaum is also a director of Gentex Corporation and Sterling Construction Co.

Mr. Schaum’s nearly four decades of business experience in program management, product development and manufacturing in the global automotive industry bring technological understanding, innovation expertise and extensive industry knowledge to BorgWarner’s board. At WaveCrest Laboratories he oversaw development and commercialization of proprietary transportation systems. As Executive Vice President of Product Development at Chrysler, Mr. Schaum led all Powertrain Operations, a business with $7 billion in sales. He has intimate knowledge of the kinds of products BorgWarner must develop for the future of transportation.

www.borgwarner.com

20	Proposal 1

Thomas T. Stallkamp
Age: 70 Director since: 2006

Principal Occupation and Directorships
Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, he was an Industrial Partner in Ripplewood Holdings LLC, a New York private equity group. From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003 he served as its Vice Chairman and Chief Executive Officer. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President. Mr. Stallkamp also serves as a director of Baxter International, Inc., a global diversified healthcare company and served as a trustee of EntrepreneurShares Series Trust until January 31, 2016.

Mr. Stallkamp’s experience within and outside of the automotive industry, and his nearly 20-year tenure with DaimlerChrysler and Chrysler Corporation, important customers of BorgWarner, his international perspective and his financial acumen qualify him for membership on the Company’s board. His service on the boards of Visteon (an automotive parts supplier) from 2002 to 2005 and Asahi TEC Corporation (a manufacturer of automotive and other parts) from 2008 to 2010 has given him additional insight into the priorities of and challenges confronting automotive suppliers. Mr. Stallkamp’s perspective has been broadened by experience outside the auto industry and through his private equity financing experience.

James R. Verrier
Age: 54 Director since: 2013

Principal Occupation and Directorships
Mr. Verrier has been President and Chief Executive Officer and a member of the Board of Directors since January 1, 2013. From March 2012 through December 2012, he was President and Chief Operating Officer of the Company. From January 2010 to March 2012, he was Vice President of the Company and President and General Manager of BorgWarner Morse TEC Inc. He was Vice President and General Manager, Passenger Car of BorgWarner Turbo Systems Inc. from January 2006 to January 2010. Mr. Verrier has served as a director of Parker Hannifan Corporation since 2016.

Mr. Verrier has held positions of increasing responsibility since joining the Company in 1989, including assignments in quality control, human resources and operations management. Prior to joining BorgWarner he held positions in the quality engineering and metallurgy field with Lucas Aerospace, Rockwell Automotive and Britax Wingard in the United Kingdom. He holds a degree in Metallurgy and Materials Science from West Midlands College in the UK as well as an MBA from the University of Glamorgan, also in the UK.

No director nominee, director or executive officer is related to any other director nominee, director or executive officer (or to any director or executive officer of any of the Company’s subsidiaries) by blood, marriage or adoption. There are no arrangements or understandings between any nominee or any of our directors or executive officers or any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director of the Company or any of its subsidiaries. No director or executive officer of the Company is party to, or has any material interests in, any material legal proceedings that are adverse to the Company or its subsidiaries.

BorgWarner Inc. 2017 Proxy Statement

Proposal 1	21

Corporate Governance Principles and Board Matters

INDEPENDENCE OF THE DIRECTORS

The board has determined that all board members meet the independence requirements of the New York Stock Exchange (“NYSE”), with the exception of Mr. Verrier, our President and CEO. Under the Company’s Corporate Governance Guidelines, a director will not be considered independent unless the board determines that such director has no direct or indirect material relationship with the Company. In addition, the Company’s Corporate Governance Guidelines provide, among other things, that:

■	a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship
■

a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation

■

a director who is affiliated with or employed by, or whose immediate family member is a current partner of, the internal or external auditor of the Company, is a current employee of such a firm and personally works on the Company’s audit or was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit at that time, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship

■

a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee, is not “independent” until three years after the end of such service or the employment relationship

■

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold

■	a director who is not considered independent by relevant statute or regulation is not “independent”

BOARD LEADERSHIP STRUCTURE

Our Board of Directors currently separates the role of Chairman and CEO. Mr. Michas is Non-Executive Chairman and Mr. Verrier is President and CEO. The board believes that separating the Chairman and CEO positions provides the most appropriate leadership structure for the Company at this time. Separating the Chairman and CEO positions takes best synergetic advantage of the talents of two leaders and allows Mr. Verrier to devote his full attention to focusing on his responsibilities as CEO without the additional responsibilities of Chairman. The Non-Executive Chairman focuses on:

■	effectiveness and independence of the board, including providing independent oversight of the Company’s management and affairs on behalf of the Company’s stockholders
■	serving as the principal liaison between the Company’s management and the independent directors
■	contributing to agenda planning and chairing the executive session of non-employee directors at each regularly scheduled board meeting

Director Michas, previously Lead Director, became Non-Executive Chairman in April 2013 upon the retirement of the previous Executive Chairman.

The Board of Directors recognizes that no single leadership model is right for all companies at all times. The board has reserved for itself the discretion to determine the most appropriate leadership structure for the Company and the Board of Directors reviews the leadership structure from time to time.

www.borgwarner.com

22	Proposal 1

BOARD COMMITTEES

The Board of Directors held four meetings during 2016. Each of the directors attended at least 75% of the meetings of the Board of Directors and each committee on which he or she served while members of them. The Company’s Corporate Governance Guidelines set forth the Company’s policy that directors should use their best efforts to attend the Company’s Annual Meeting of Stockholders. All directors serving at the time of the 2016 Annual Meeting of Stockholders attended the meeting.

The Board of Directors has a standing Compensation Committee, Audit Committee, Corporate Governance Committee and Executive Committee. The charters for each of our principal board committees can be found on the Company’s website at www.borgwarner.com. The responsibilities of our board committees are set forth in their charters, which are reviewed at least annually.

	Compensation	Audit	Corporate Governance	Executive
Jan Carlson
Dennis C. Cuneo
Michael S. Hanley
Roger A. Krone
John R. McKernan, Jr.
Alexis P. Michas
Ernest J. Novak, Jr.
Vicki L. Sato, Ph.D.
Richard O. Schaum
Thomas T. Stallkamp
James R. Verrier

Member	Chair

BorgWarner Inc. 2017 Proxy Statement

Proposal 1	23

COMPENSATION COMMITTEE

Members: Sato Chairperson, Carlson, Stallkamp All members of the Compensation Committee are independent under the New York Stock Exchange rules Number of Meetings: six

Compensation Committee Purpose: The Compensation Committee Charter provides that the Compensation Committee will, among other things, assist the Board in fulfilling its oversight responsibility relating to:

■reviewing and approving the Company’s stated executive compensation philosophy and strategy to ensure that members of management are rewarded appropriately for their contributions to corporate growth and value creation and that the executive compensation strategy supports corporate objectives and stockholder interests
■reviewing and approving, chief executive officer and other executive officer remuneration and compensation plans, and supervising the administration of these plans
■ensuring that the compensation of Executive Officers is internally equitable, is externally competitive, motivates Executive Officers toward the achievement of business objectives and aligns their focus with the long term interests of the Company and its stockholders

In April 2016 the Compensation Committee reviewed the Compensation Committee Charter and recommended to the Board that it was not necessary to make changes to it. Stockholders can find it on our website located at https://www.borgwarner.com/en/investors/corporate-governance.

AUDIT COMMITTEE

Members: Novak Chairman, Cuneo, Hanley (as of November 2016), McKernan, Stallkamp The Number of Meetings: nine

Audit Committee Purpose: The Audit Committee Charter provides that the Audit Committee will among other things, assist the full board in fulfilling the board’s oversight responsibility relating to:

■quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company
■appointment, compensation, retention and oversight of the independent registered public accounting firm
■monitoring the independent registered public accounting firm’s qualifications, independence and work (including resolving any disagreements between the Company’s management and the independent registered public accounting firm regarding financial reporting)
■pre-approval of all services to be performed by the independent registered public accounting firm
■monitoring of the performance of the Company’s internal audit function and reviewing on behalf of the board the Company’s pension plans and risk management programs

The Committee met more often in 2016 than prior years to oversee the Company’s review process of its asbestos-related assets and liabilities.

www.borgwarner.com

24	Proposal 1

In October 2016 the Audit Committee reviewed the Audit Committee Charter and recommended to the Board that it was not necessary to make changes to it. Stockholders can find it on our website at https://www.borgwarner.com/en/investors/corporate-governance.

Each member of the Audit Committee meets the independence requirements set by the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. The Board of Directors has designated the Chairman of the Audit Committee, Mr. Novak, as our audit committee financial expert and Messrs. Hanley, Krone and Stallkamp also qualify as audit committee financial experts as defined by the rules and regulations of the SEC. None of the members of the Audit Committee simultaneously serve on the audit committees of more than two other public companies.

CORPORATE GOVERNANCE COMMITTEE

Members: Schaum Chairman, Carlson, Sato Number of Meetings: four

Corporate Governance Committee Purpose: The Corporate Governance Committee Charter provides that the Corporate Governance Committee will assist the Board in fulfilling its oversight responsibility by, among other things, making recommendations regarding:

■board composition and structure
■corporate governance principles, including the nature, duties and powers of board committees
■term of office for members
■qualified persons to be nominated for election or re-election as directors stockholders’ suggestions for board nominations
■the emergency successor to the CEO
■any requests for waivers of application of the Company’s Code of Ethical Conduct
■any related person transactions

The Corporate Governance Committee also establishes criteria for board and committee membership, evaluates Company policies relating to the recruitment of directors and oversees the evaluation of the board, its committees and management.

The Corporate Governance Committee will consider nominees for the Board of Directors from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.

In November 2016 the Corporate Governance Committee reviewed the Corporate Governance Committee Charter and recommended to the Board that it was not necessary to make changes to it. Stockholders can find it on our website located at https://www.borgwarner.com/en/investors/corporate-governance.

BorgWarner Inc. 2017 Proxy Statement

Proposal 1	25

DIRECTOR NOMINEE REQUIREMENTS

The Corporate Governance Committee seeks to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, background and experience in areas identified as relevant to guide the Company in execution of its business strategy, recognizing that these areas may change over time. In considering whether to recommend to the full board any candidate for inclusion in the board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the extent to which candidates possess the following factors:

■	the highest personal and professional ethics, integrity and values
■	demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of the business and financial affairs of the Company
■	ability to evaluate strategic options and risks and form independent opinions, stated constructively to contribute to guidance and direction of the Company
■	active, objective and constructive participation at meetings of the board and its committees, with flexibility in approaching problems
■	open mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders
■	stature to represent the Company before the public, stockholders and various others who affect the Company
■	involvement only in activities and interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders
■	willingness to objectively appraise management performance in the interest of the stockholders
■	interest and availability of time to be involved with the Company and its employees over a sustained period
■	ability to work well with others, with deep and wide perspective in dealing with people and situations, and respect for the views of others
■	a reasoned and balanced commitment to the social responsibilities of the Company
■	contribution to the board’s desired diversity and balance
■	willingness of independent directors to limit public company board service to four or fewer boards (any exceptions would require Corporate Governance Committee approval)
■	willingness to tender, promptly following the Annual Meeting at which they are elected or re-elected as Director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next Annual Meeting at which they face re-election and (ii) board acceptance of such resignation
■	willingness to provide all information, including completion of a questionnaire, required by the Company’s By-laws

NOMINATION PROCESS AND EVALUATION

The Committee accepts candidate recommendations and referrals from a variety of sources including stockholders, directors, management, search firms and other sources. An overview of the process undertaken by the Committee when evaluating candidates includes:

■	Use of skills matrix to identify specific attributes desired to be represented on the board
■	An assessment of the candidates’ freedom from conflicts of interest and independence
■	Consideration of the narrowed pool of candidates’ qualifications, expertise and cognitive diversity
■	Candidates are discussed and interviewed by the Committee, (Non-executive chairman and CEO)
■	The Committee recommends nominees to the full board
■	The full board selects nominees
■	Stockholders vote on nominees at annual stockholders’ meetings
■	The Committee evaluates the full board, its committees and individual directors annually

PROCESS FOR NOMINATION BY STOCKHOLDERS

Stockholders who wish to recommend candidates must do so in accordance with the procedures required in our By-laws. Stockholders submitting such nominations must provide the information and background material to the “BorgWarner Inc. Corporate Governance Committee” c/o BorgWarner Inc. Corporate Secretary, 3850 Hamlin Road, Auburn Hills, Michigan 48326 not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder who wishes to have a nomination considered at the 2018 Annual Meeting must deliver the required materials between December 27, 2017 and January 26, 2018.

www.borgwarner.com

26	Proposal 1

The Company’s By-laws require, among other things, that the nominating stockholder disclose all material monetary agreements between the nominating stockholder and the nominees; that director nominees (including the board’s nominees) complete a questionnaire regarding the nominee’s background, qualifications and conflicts of interest; and that stockholders proposing business disclose economic interests, including interest in the Company as a result of derivative instruments.

PROXY ACCESS

In addition, we have a proxy access right that permits a stockholder, or a group of up to 25 stockholders, owning continuously for at least three years shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our board, provided that the stockholder(s) and the nominee(s) satisfy the requirements of our By-laws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than October 18, 2017 and no later than the close of business on November 16, 2017.

Stockholder-recommended candidates and stockholder nominees whose nominations comply with the required procedures and who meet the criteria referred to above will be evaluated by the Corporate Governance Committee in the same manner as the Corporate Governance Committee’s nominees.

a single stockholder, or group of up to 25 stockholders 3% for 3 years owning three percent outstanding stock for at least three consecutive years	the individual or group may submit director nominees 20% for up to 20% of the board or 2 directors, whichever is greater	nominees who satisfy the requirements specified by the By-laws are included in the proxy statement

EXECUTIVE COMMITTEE

Members: Michas Chairman, Schaum, Verrier	The Executive Committee is empowered to act for the full board during intervals between board meetings when telephonic meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated.
The Executive Committee did not meet during 2016

EXECUTIVE SESSIONS

The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of the board. Non-Executive Chairman Michas is the current presiding director. Interested parties can make concerns known directly to the non-management directors on-line at compliancehotline. borgwarner.com or by toll-free call to 1-800-461-9330.

CERTAIN TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company has adopted a written policy concerning Related Party Transactions under which the Corporate Governance Committee is responsible for review, disapproval or approval or ratification of any Related Party Transactions in which a director, nominee for director or Executive Officer or Immediate Family Member of any of them has a material interest.

BorgWarner Inc. 2017 Proxy Statement

27

Proposal 2 - Approval, by Advisory Vote, of the Compensation of Our Named Executive Officers

Our stockholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Accordingly, we are seeking input from stockholders with this advisory vote on the compensation of our named executive officers. The vote on this proposal is not intended to address any specific element of compensation; but rather, the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

While this vote is advisory, and not binding on our Company, it provides valuable information to our Compensation Committee. The Board of Directors and the Committee value the opinions of our stockholders.

The Compensation Committee redesigned the executive compensation program to address key concerns raised by stockholders during our extensive outreach. Those changes are described in detail on page 34. These changes further strengthen the pay-for-performance objectives of our compensation program.

www.borgwarner.com

28	Proposal 2

THE 2017 EXECUTIVE COMPENSATION PROGRAM

Base Pay	■Determined based upon a peer group median range (50th percentile) plus or minus 20% of the median based on the executive’s experience, performance and responsibilities
Annual Incentive Plan
■Short-term cash incentive targets are determined based upon a peer group median range (50th percentile) plus or minus 20% of the median based on the executive’s experience, performance and responsibilities
■Payment under the short-term cash incentive plan is based upon the attainment of economic value targets
■Payments are only made when the performance targets are achieved

Long-Term Equity Awards
■Only one-third is comprised of restricted stock
■Two-thirds is comprised of performance shares. Performance shares are only paid upon the attainment of Total Stockholder Return ("TSR") relative to a peer group and Relative Revenue Growth ("RRG") metrics

We maintain the highest level of oversight of our executive pay programs. Our Board of Directors, our Chairman, CEO, and our Executive Vice President and Chief Human Resources Officer engage in a rigorous talent review process annually to address succession and executive development for our CEO and other key executives. We closely monitor the compensation programs and pay levels of executives from other companies that we believe to be similar to the company in business characteristics and economics.

Accordingly, for the reasons we discuss above, the board recommends that stockholders vote in favor of the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our named executive officers, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the board will be voted “FOR” approval of the compensation unless a stockholder specifies otherwise.

RECOMMENDATION
Your Board of Directors recommends a vote “FOR” the approval, by advisory vote, the compensation of our named executive officers.

BorgWarner Inc. 2017 Proxy Statement

29

Executive Compensation

www.borgwarner.com

30

Compensation Discussion and Analysis

Executive Compensation Summary

2017 SAY-ON-PAY PROPOSAL

Why you should vote in favor of our 2017 Say-on-Pay Proposal

■	We were able to position the Company for future growth and success.
■	We listened to stockholders, redesigned our compensation program for 2016 to simplify it, and reduced short and long-term incentive compensation opportunities for the CEO and other NEOs from the 65th percentile to the market median range (50th percentile) plus or minus 20% of the median based on the executive’s experience, performance and responsibilities.
■	The Committee and the CEO agreed to reduce his earned 2016 annual incentive plan award by $2.43 million (71%) from $ 3.38 million to $ 0.95 million. While overall performance was strong, the Committee deemed this approach appropriate given stockholder returns for the year and believes that this decision supports our pay-for-performance philosophy.
■	Payouts under our long-term incentive program reflect performance. No payout was made under the relative TSR component based on our stock price performance for the three-year period 2014-2016 and payout under the 2016 relative revenue growth component was 82.5% of target.
■	No change in base salary or annual incentive award opportunity will be provided to our CEO for 2017.

The Compensation Discussion and Analysis focuses on the compensation of the following named executive officers (“NEOs”) of BorgWarner for fiscal 2016.

BorgWarner Inc. 2017 Proxy Statement

Compensation Discussion and Analysis	31

OUR NAMED EXECUTIVE OFFICERS

James R. Verrier, President and Chief Executive Officer
Age: 54 Employee since: 1989

Biography
Mr. Verrier has been President and Chief Executive Officer and a member of the Board of Directors since January 1, 2013. From March through December 2012, he was President and Chief Operating Officer of the company. From January 2010 to March 2012, he was Vice President of the company, and President and General Manager of BorgWarner Morse TEC Inc. He was Vice President and General Manager, Passenger Car for BorgWarner Turbo Systems Inc. from January 2006 to January 2010.

Since joining the company in 1989, Mr. Verrier has held positions of increasing responsibility including assignments in quality control, human resources and operations management. Prior to joining BorgWarner, he worked in the quality engineering and metallurgy fields at Lucas Aerospace, Rockwell Automotive and Britax Wingard in the United Kingdom (UK).

Mr. Verrier currently serves on the Board of Directors of Parker Hannifin Corporation, a global leader in precision-engineered solutions for mobile, industrial and aerospace markets. He is also a member of the Board of Trustees for the Manufacturers Alliance for Productivity and Innovation (MAPI), the Board of Directors of the Original Equipment Suppliers Association (OESA), and a member of the Business Roundtable (BRT). Mr. Verrier serves on the 2016 Campaign Cabinet of the United Way for Southeast Michigan and was honored as an EY Entrepreneur Of The Year 2014 in the automotive category in the Michigan and Northwest Ohio region.

Mr. Verrier holds a degree in metallurgy and materials science from West Midlands College and an MBA from the University of Glamorgan (currently known as the University of South Wales), both in the UK.

Ronald T. Hundzinski, Executive Vice President and Chief Financial Officer
Age: 58 Employee since: 2005

Biography
Mr. Hundzinski has been Vice President and Chief Financial Officer since March 2012. He is responsible for investor relations, mergers and acquisitions, treasury, tax, internal audit, financial reporting and information technology. He is also a member of the corporate strategy board.

During his career with BorgWarner, Mr. Hundzinski served as Vice President and Treasurer, Vice President and Corporate Controller, Vice President of Finance for Turbo Systems, Plant Controller for Transmission Systems, and Business Unit Analyst for TorqTransfer Systems. Prior to joining BorgWarner, Mr. Hundzinski held leadership positions in finance at Emerson Electric, GKN and Meridian Automotive.

Mr. Hundzinski earned a bachelor’s degree in business administration from Western Michigan University, received an MBA from the University of Colorado and holds a CPA designation. He serves on the Board of Directors for Gentherm, a manufacturer of heated, cooled and ventilated comfort products for the automotive industry.

www.borgwarner.com

32	Compensation Discussion and Analysis

Frederic B. Lissalde, Vice President, President and General Manager Turbo Systems
Age: 49 Employee since: 1999

Biography
Mr. Lissalde has been President and General Manager of BorgWarner Turbo Systems since May 2013. From May 2011 to May 2013 he was President and General Manager of Turbo Systems Passenger Car Products.

Prior to that, Mr. Lissalde served as Vice President and General Manager of BorgWarner DualTronic™ and Clutch Systems from January 2008 until May 2011, and Vice President of Global Sales and Marketing of BorgWarner Drivetrain Systems in 2007. He also served as Managing Director of several operations in Europe for BorgWarner Drivetrain Systems.

Mr. Lissalde also has experience in integration of purchased companies; closing, restructuring and opening manufacturing facilities; program management; engineering; operations; and sales in the UK, Japan, Germany and France.

Mr. Lissalde holds a Masters of Engineering degree in 1990 of the ENSAM – Ecole Nationale Superieure des Arts et Metiers - Paris and also an MBA (ISA 1994) from HEC Paris.

John J. Gasparovic, Executive Vice President, Chief Legal Officer and Secretary
Age: 59 Employee since: 2007

Biography
Mr. Gasparovic is Executive Vice President, Chief Legal Officer and Secretary of BorgWarner Inc. and has been its chief legal officer since January 2007.

He joined BorgWarner from Federal Mogul Corporation where he was Senior Vice President and General Counsel. Prior to that, he served as Executive Vice President and General Counsel of Roadway Corporation; and Vice President Business Development and General Counsel of Guardian Automotive, a subsidiary of Guardian Industries Corp. In addition, Mr. Gasparovic was a commercial litigator and trial lawyer with Jones Day in Chicago and Cleveland.

Mr. Gasparovic earned a bachelor’s degree from Wayne State University in 1979 and a law degree from Northwestern University in 1982. He is a member of the Michigan, Ohio (inactive) and Illinois (inactive) Bars. He also serves as a member of the Advisory Board of Northwestern University Pritzker School of Law.

BorgWarner Inc. 2017 Proxy Statement

Compensation Discussion and Analysis	33

Stefan Demmerle, Vice President, President and General Manager PowerDrive Systems
Age: 52 Employee since: 2012

Biography

Dr. Demmerle has been President and General Manager of BorgWarner PowerDrive Systems since November 2015, wherein he led the acquisition and integration of Remy Inc. He joined BorgWarner in 2012 as President and General Manager of BorgWarner TorqTransfer Systems.

Prior to joining BorgWarner, Dr. Demmerle became Vice President of the Powertrain Electronics Business at Continental from 2010 to 2012 after leading Continental Diesel Systems (formerly known as Siemens Diesel Systems Technology) as President and CEO from 2006 to 2010. He previously held positions of increasing responsibility within Siemens VDO Automotive in the transmission and engine electronics businesses in France and worldwide.

Dr. Demmerle began his career in France with assignments in sales and program management for automotive engine components. He holds a master’s degree in mechanical engineering from the Technical University of Munich, Germany, as well as a Ph.D. in mechanical engineering from the Institut polytechnique de Grenoble, France.

www.borgwarner.com

34	Compensation Discussion and Analysis

Stockholder Engagement and Refinements to Executive Compensation Program

Management and the Board conducted extensive outreach with our stockholders leading up to and following our 2016 Annual Meeting, at which our say-on-pay proposal received support from 40% of votes cast. Outreach meetings were conducted in April 2016 and follow up meetings were held in October through December 2016. In total, we reached out to stockholders representing 66% of our outstanding shares and held in-person meetings or calls with holders of 55% in April and 50% in October (in many instances we met with a stockholder more than once). Two of our directors, including the independent Chair of our Board, participated in many of these meetings, and feedback was shared and discussed with the full Board.

The Compensation Committee and Board, based on discussion with and the feedback received from our investors, determined that a number of changes should be incorporated into our compensation program. These changes are fully described in the table below. These changes were discussed with investors in advance of implementation and investors indicated that they view the changes positively.

What We Learned	How We Responded
CEO Compensation Concern: Stockholders expressed concern with the alignment of our CEO's compensation with financial and stock performance.
■The Committee and the CEO agreed to reduce his earned 2016 annual incentive plan award by $2.43 million (71%) from $3.38 million to $0.95 million. While overall performance was strong, the Committee deemed this approach appropriate given stockholder returns for the year and believes that this decision supports our pay-for-performance philosophy.
■The Committee did not reduce the CEO’s base salary or target annual incentive plan award. The Committee believes the CEO’s structural pay is within 20% of the market median today. However, the Committee has taken steps to ensure that financial performance goals (Economic Value in the annual incentive plan and relative revenue growth under the long-term incentive program) reflect stockholder expectations, such that pay and performance better align in the future.

Performance-Based Compensation Concern: Annual Performance based compensation set at the 65th percentile.	■Reduced target award level to the peer group median range (50th percentile) plus or minus 20% of the median based on the executive's experience, performance and responsibilities
EV
EV is the way in which we convert investment into stockholder value and the single metric under our annual incentive plan.
Concern:
■Stockholders could not calculate the EV measurement
used to determine payouts under the annual incentive
plan.
■Stockholders did not like the “carryover” feature of the annual incentive plan
■Provided additional clarity on EV calculation and detailed the formula (see pages 38-40) ■Eliminated “carryover” feature for the Senior Executive Team
Performance Shares – Represent two-thirds of long-term incentive award Concern: ■Performance shares awards were set at the 65th percentile	■Reduced target award level to the peer group median (50th percentile) plus or minus 20% of the median based on the executive’s experience, performance and responsibilities
Restricted Shares –
Represent one-third of long-term incentive award
Concern:
■Restricted shares were awarded off-cycle
■Restricted shares were not subject to a double trigger in
the event of a Change of Control
■Limit one-time equity grants (except in cases of newly hired executives and retention) ■Add double trigger change in control provision for future equity grants

BorgWarner Inc. 2017 Proxy Statement

Compensation Discussion and Analysis	35

Company Performance Overview

BorgWarner is a leading producer of highly-engineered components and systems for vehicle propulsion systems worldwide. The company continued to demonstrate strong operational performance in 2016. Highlights include:

(1) Allows for the impact of the Remy acquisition and excludes one-time non-operating items.

These achievements demonstrate strong performance in support of our pay for performance philosophy.

Compensation Philosophy

Our executive compensation program follows a pay-for-performance approach designed so that pay levels are strongly linked with our short-term operational performance and long-term market performance. The Compensation Committee has identified the following objectives for the compensation program:

■	Align the interests of our executives with the long-term interests of the business, our stockholders and employees
■	Motivate exceptional performance through measurable metrics that support our long-term strategy of growth and value creation
■	Attract, develop, motivate and retain top global talent
■	Pay competitively across salary grades in all regions of the world
■	Apply compensation program design in a consistent manner across the organization
■	Mitigate excessive risk taking
■	Reflect the input of our stockholders

www.borgwarner.com

36	Compensation Discussion and Analysis

Compensation Program Overview and Elements

Approximately 88% of compensation for our CEO is tied to short- and long-term incentives, and a significant portion of compensation is at-risk and dependent upon the achievement of rigorous and objective performance requirements.

88% of CEO’s compensation is at risk (Annual Incentive + Long-Term Incentive)

Element	Key Features of Our Compensation Program
Salary
■Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company's Comparator Group) plus or minus 20% of the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities and individual and business performance

Annual Cash Incentive
■Variable pay component focused on short-term annual objectives that demonstrate the strength of the business over the long-term
■100% based on achievement of EV, a dynamic measure of how well we convert investments into increased stockholder value

Long-Term Equity Incentive
■Two-thirds in Performance Shares
■50% based on relative TSR measured at the end of a 3-year performance period
■50% based on RRG at the end of a 3-year performance period
■No payout for relative TSR performance below the 25th percentile
■Maximum relative TSR payout requires performance at or above the 90th percentile
■One-third in Restricted Shares
■50% vesting after two years and the remainder vesting after three years

BorgWarner Inc. 2017 Proxy Statement

Compensation Discussion and Analysis	37

Added Relative Revenue Growth as a Long-Term Incentive Metric. The Compensation Committee approved a second performance metric for our long-term incentive program beginning with 2016 grants. In addition to helping balance the program, relative revenue growth is a critical measure of the long-term success of our business. The new metric was introduced with our February 2016 incentive grants and phased in so that it includes a one-year performance period for 2016, a two-year performance period for 2016-2017, and three-year performance periods for all grants going forward.

Compensation Alignment to Performance

Variable, at-risk compensation accounted for approximately 86% of our CEO’s reported compensation over the last three years. Realized compensation for our CEO over the last three years is 53% below the values reported in the summary compensation table, primarily because no payouts have been made under our relative TSR performance share program for any of the last three 3-year periods. We believe this demonstrates strong-pay-for-performance alignment.

Leading Compensation Governance Practices

■	Stockholder engagement informs compensation program
■	Significant portion of executive pay performance-based and at risk
■	Rigorous goal setting process
■	Annual compensation assessment
■	Annual risk assessment
■	Stock ownership guidelines for executives
■	Clawback policy for recoupment of incentive compensation under certain conditions
■	Policies prohibiting hedging or pledging of company stock
■	Double trigger change in control provisions for future restricted stock

www.borgwarner.com

38

Executive Compensation Program Elements

Our Compensation Committee performs a strategic review of our executive officers’ compensation at least annually, in addition to discussions at Compensation Committee meetings held throughout the year. The strategic review for the upcoming plan year typically occurs in October during an extended meeting session. During this review, the Compensation Committee evaluates our compensation philosophy and objectives to ensure that they continue to reflect our intention to pay for performance, our business strategies, competitive realities and our Board's determination of what is in the best interests of stockholders. The Committee also considers feedback from our stockholders. Our Compensation Committee then determines whether our compensation programs meet these objectives, provide adequate incentives and motivation to our executive officers and adequately compensate our executive officers relative to comparable officers at other companies with which we compete for executives. As part of this strategic review for 2016, our Compensation Committee determined the compensation of our Senior Executive Team including our CEO, CFO and the three other officers whose compensation is detailed in the Summary Compensation Table on page 48. For compensation decisions, relating to executive officers other than our CEO, our Compensation Committee considers recommendations from our CEO.

The key elements of our executive compensation program are base salary, short-term incentives through our Management Incentive Plan ("MIP"), and long-term incentives in the form of performance shares and restricted stock. We strive to have each compensation element complement the others and reward the achievement of short-term and long-term business objectives.

Management Incentive Plan

The MIP is our cash-based, annual incentive plan for executives. It is designed to focus key managers on creating EV for the Company and reinforce teamwork and collaboration by measuring the management team at each business as well as the results for the combined business. EV is the concept that capital has a cost and that earning more than the cost of capital creates value for our stockholders. It is true economic profit. EV is the foundation on which we operate and a very dynamic measure of how well we turn investments into increased stockholder value. It is based on our belief that a business can be financially strong in the long run only if it consistently earns enough to cover its operating cost and, at the same time, produces enough additional earnings to cover its cost of capital. We calculate EV for purposes of the MIP as follows:

EV	=	Net Operating Profit After Tax	-	(Capital Invested x Cost of Capital)

Net Operating Profit After Tax ("NOPAT")	Earnings prior to interest and finance charges net of income taxes calculated at a fixed composite statutory rate (35% has been used historically)
Capital Invested

For the Company – the sum of debt, non-controlling interest, and stockholders' equity less cash and cash equivalents and 1987 leveraged buy-out related goodwill.

For each Business – the sum of the assets employed in the business less operating liabilities such as accounts payable, accruals and long-term liabilities other than debt.

Cost of Capital	Assumed rate of return on capital invested required to fairly compensate debt and equity investors (15% has been used historically)

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Program Elements	39

MIP TARGETS AND AWARDS THROUGH 2016

The following describes the MIP structure, goal-setting process, and resulting payouts:

■

During 2016, the Compensation Committee established performance goals for the Company and business segments for each year of a three-year cycle. For 2016, these were established at the beginning of 2016 (the prior three-year cycle ended in 2015). To ensure the performance requirements are sufficiently rigorous, the threshold goal is equal to at least the EV achieved in the last year of the preceding three-year cycle. See below for changes beginning with 2017.

■

In each year of the three-year cycle, target and maximum goals increase by 0.5% and 1.0% of the capital invested, respectively, with 2016 threshold, target and maximum performance levels calculated as follows:

Performance Level	2016 EV Performance Target
Threshold	2015 NOPAT - (Capital Invested x Cost of Capital)
Target	Threshold + 0.5% of Capital Invested
Maximum	Threshold + 1.0% of Capital Invested

■	The target bonus opportunity for our NEOs for 2016 ranged from 75% to 150% of base salary.
■	Actual performance is measured at the close of the fiscal year, with any earned bonuses paid in the first quarter of the following year.
■

NEOs receive 50% of the target opportunity for achieving threshold performance and 200% of the target opportunity for achieving maximum performance or above, with results in between these levels interpolated.

■

NEO bonus opportunities are weighted based upon the EV performance at the total Company, segment or business unit levels, depending on each NEO’s responsibilities. For 2016, the weightings were as follows:

NEO	Total Company	Segment	Business Unit
James R. Verrier	100%
Ronald T. Hundzinski	100%
Frederic B. Lissalde	20%	20%	60%
John J. Gasparovic	100%
Stefan Demmerle	20%	20%	60%

■	The 2016 actual EV was determined using amounts from the Company’s reported financial results which were adjusted for non-comparable items as reported in the Company's financial statements.
■	Based on this EV achievement, actual bonuses related to the total Company performance were earned at approximately 178% of target.
■	The corporate, segment and business unit performance resulted in unadjusted bonus payouts of 178% to 196% of target for the NEOs.
■

The Compensation Committee can adjust awards based on other financial or non-financial measures that align with stockholder interests, and made such a downward adjustment in 2016 for the CEO. This MIP payout percentage would have resulted in a payout of $3.38 million for Mr. Verrier; however, the Committee and Mr. Verrier agreed to reduce his MIP payout to $0.95 million. While overall EV performance was strong and supported the original payment, the Committee deemed this approach appropriate given stockholder returns for the year and believes that this decision supports our pay-for-performance philosophy. The bonus payout percentages and bonus payout amounts, after adjustment, for the NEOs are as follows:

NEO	MIP Payout as % of Target Based on Actual EV Performance	Adjusted Bonus Payout
James R. Verrier	178%	$950,000*
Ronald T. Hundzinski	178%	$1,206,111
Frederic B. Lissalde	188%	$1,041,544
John J. Gasparovic	178%	$647,229
Stefan Demmerle	196%	$649,968

* Reflects agreement between Committee and CEO to reduce CEO bonus as noted above.

www.borgwarner.com

40	Executive Compensation Program Elements

Prior MIP Carryover Feature Eliminated. Historically, the MIP provided that if the maximum bonus opportunity was not earned in a given year, the shortfall amount could be earned at 50% in the following two years (50% each year) by achieving results each year that were higher than the prior year. This feature was only available if the threshold level of performance for the then current year was achieved. No carryover was earned in 2016 by any NEOs. Based on investor feedback, the Compensation Committee eliminated the carryover feature of the MIP effective for 2017 awards for the Senior Executive Team.

2017 MIP

Beginning in 2017, the Committee determined that the goals under the MIP for the Senior Executive Team would be established annually based on the Board’s review of the Company’s long-term business plan. The Committee no longer looks at the three-year cycle when setting goals under the MIP. Further, the MIP no longer includes a carryover opportunity for the Senior Executive Team. Beginning in 2017, the Company’s actual cost of capital and actual effective tax rate will be used in calculating EV. Incorporating these changes, EV will be calculated in 2017 as follows:

EV	=	Net Operating Profit After Tax	-	(Capital Invested x Cost of Capital)

Net Operating Profit After Tax ("NOPAT")	Earnings prior to interest and finance charges net of income taxes calculated at the Company's composite statutory rate (32% has been used in setting 2017 performance levels)
Capital Invested

For the Company – the sum of debt, non-controlling interest, and stockholders' equity less cash and cash equivalents

For each Business – the sum of the assets employed in the business less operating liabilities such as accounts payable, accruals and long-term liabilities other than debt

Cost of Capital	Actual rate of return on capital invested required to fairly compensate debt and equity investors (9.5% has been used in setting 2017 performance levels)

Target awards are intended to be comparable to opportunities normally provided by other companies to executives with similar responsibilities and considering the executive’s experience and other individual attributes. NEO’s target MIP opportunities range from 75% to 150% of base salary. The actual payout of awards is capped at 200% of the target opportunity.

The 2017 target, threshold, and maximum EV achievement levels are established to directly link executive compensation to executives’ ability to create value. In setting the EV performance levels, the Committee considers the broader economic environment, industry conditions, and the Company’s current guidance and past performance with respect to operating earnings and cash flow generation. The Committee has discretion to adjust EV results for non-comparable items such as M&A costs, and is authorized to reduce actual payouts at its discretion. For the Company, the 2017 EV goals have been established as follows, with the target performance level set at the midpoint of the Company’s guidance range for operating earnings and cash flow generation, and the maximum performance level set above the high end of that range:

Performance Level	2017 Target EV Performance
Threshold	$245 million
Target	$265 million
Maximum	$285 million

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Program Elements	41

Long-Term Equity Incentives

We believe that long-term performance is driven through an ownership culture that rewards our executives for maximizing long-term stockholder value. Our long-term incentive plans provide participants with appropriate incentives to acquire equity interests in our Company and align their interests with the interests of our stockholders.

Two-thirds of the total value of the target long-term incentive opportunity is delivered through performance shares and one-third through restricted stock. Our Compensation Committee has determined to place greater emphasis on performance shares due to the significant challenges in the automotive industry, providing a more direct comparison of our longer term performance to that of our industry peers, and firmly aligning our executives’ interests with the interests of our stockholders.

PERFORMANCE SHARES

The Compensation Committee designed the performance share program for a select group of senior executives to provide a competitive payout at the end of a three-year performance period, with goals set at the beginning of each performance period. A new performance period begins each January 1 and ends three years later on December 31.

Beginning with 2016 grants, executives may earn performance shares based on achievement of two equally-weighted metrics: relative TSR and RRG. The combination of TSR and RRG provides the appropriate balance in the long-term incentive plan – TSR goals focus management on increasing stockholder value, and RRG focuses management on the long-term growth and success of our business under the current strategy.

■	Relative TSR: Determined by ranking the Company’s three-year total stockholder return among a peer group of companies in the automotive supply and aftermarket industry.
■

RRG: Determined based on the three-year compound annual change in revenue, excluding the impact of changes in currency exchange rates and acquisition and divestiture activity, in excess of the three-year compounded annual change in industry vehicle production, weighted to reflect the Company’s relative participation in the vehicle markets of the various regions of the world and the Company’s relative participation in the passenger car and commercial vehicle markets. The change in industry vehicle production is determined using data published by IHS Automotive, a leading global automotive research firm.

Both the TSR and RRG target awards are expressed in terms of performance shares. A consistent methodology is used for converting the target dollar amount to a specific number of shares: the average closing price of the Company’s common stock for the last five trading days of the year preceding the date of grant, which coincides with the end of the prior performance period. Payouts are determined at the end of the three-year performance period based on the rank of the Company’s TSR compared to those of a peer group of companies (“Peer Group Companies”) and RRG compared to the weighted average growth in vehicle production.

Performance Share Payout Schedule Awards

Level	Percentile Rank – TSR	Award Payout as Percent of Target*
	Below 25th percentile	0.000%
Threshold	25th percentile	25.000%
	35th percentile	43.750%
	50th percentile	71.875%
Target	65th percentile	100.000%
	75th percentile	140.000%
Maximum	90th percentile	200.000%

  *    Interpolation is used to determine the percent of performance shares when actual performance does not fall directly on one of the levels listed above.

www.borgwarner.com

42	Executive Compensation Program Elements

Level	Revenue Growth above Vehicle Production Growth	Award Payout as Percent of Target*
Threshold	2%	50%
Target	4%	100%
Maximum	6%	200%

  *    Interpolation is used to determine the percent of performance shares when actual performance does not fall directly on one of the levels listed above.

2016 PERFORMANCE SHARE GRANTS

Implemented New Long-Term Incentive Metric to Drive Performance. Prior to 2016, our performance shares were based solely on relative TSR. The new RRG metric was introduced with our February 2016 incentive grants and phased in so that it includes a one-year performance period for 2016, a two-year performance period for 2016-2017 and three-year performance periods for all grants going forward. The introduction of this new metric was well received by our investors who agreed during our shareholder engagement that the Committee should include more than one performance metric in the program. The Committee found that the TSR metric, alone, in the existing long-term incentive plan did not provide a clear line of sight to a specific business goal and, therefore, added the RRG metric to provide a more balanced approach across the program. The Committee decided that a phase-in approach was appropriate because RRG is a critical metric that drives long-term value creation. The Committee also considered that:

(1)

without the phase-in, the first RRG payout would not be effective for three years. The Committee believes rewarding RRG in the more immediate time period is a critical long-term value driver at this point in the Company’s growth cycle and that it will support long-term TSR, and

(2)

the phase-in process will not result in outsized long-term incentive program payouts or windfalls for executives, even with strong performance. In fact, the 2016 phase-in period resulted in a below target payout. As our strong RRG performance indicates, the 2016 implementation of this metric is beginning to drive results.

The Peer Group Companies for the performance share grants include publicly traded companies in the automotive supplier industry with at least $1 billion in annual sales. This group was selected because we compete with these companies for stockholder investment dollars. The Compensation Committee considers a different group of companies for compensation benchmarking purposes as described on page 45. For the performance periods from January 1, 2014 to December 31, 2016, the Peer Group Companies included the following companies:

Autoliv, Inc.	Genuine Parts Co.	Tenneco Inc.
Dana Holding Corporation	Johnson Controls, Inc.	TRW Automotive Holdings Corp.
Delphi Automotive PLC	Lear Corporation	Visteon Corporation
Gentex Corporation	LKQ Corp.	Wabco Holdings Inc.

No Payout for 2014-2016. For the 2014-2016 performance period, the Company's TSR was below the 25th percentile of the peer group resulting in no payout of performance shares for that performance period. For 2016, the Company's revenue growth, excluding the impact of changes in currency values and merger, acquisition and divestiture activity, was 5.3% while the weighted average vehicle production increase was 2.0%. The 3.3% outperformance resulted in a 2016 relative revenue growth performance share payout of 82.5% of target. The shares earned by our NEOs are detailed below and are reflected in the Options Exercised and Stock Vested table on page 52.

NEO	Relative Revenue Shares at Target	Shares Earned
James R. Verrier	58,961	48,643
Ronald T. Hundzinski	14,942	12,327
Frederic B. Lissalde	9,692	7,996
John J. Gasparovic	8,077	6,664
Stefan Demmerle	6,865	5,664

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Program Elements	43

RESTRICTED STOCK

Restricted stock awards incent and reward executives for improving long-term stock value and serve as a retention tool. Generally, restricted stock is granted in February and one-half of the shares granted will vest on the second anniversary of the grant and the remainder of the shares granted will vest on the third anniversary of the grant, in each instance provided that the recipient is still employed by the Company.

In response to stockholder feedback, all future restricted stock grants will be subject to a double-trigger change of control provision, meaning shares of restricted stock will automatically accelerate and become fully vested only if the Company terminates an NEO’s employment other than for cause, or the NEO elects to terminate employment for good reason, during the restriction period.

Fixed Compensation and Benefits

BASE SALARY

We establish executives’ base salaries in accordance with the scope of the executive’s responsibilities, time in position and potential, the competitive market and internal equity. When considering market competitive base salaries, we target the median level among our comparator companies which is determined annually. We review base salaries annually, and adjust as appropriate to realign salaries with market levels after taking into account changes in individual responsibilities, individual and business performance, and experience. No increase in base salary is being provided to our CEO for 2017.

EXECUTIVE BENEFITS AND PERQUISITES

NEOs are eligible to participate in employee benefit plans on the same basis as other employees (such as medical, dental and vision care plans; health care flexible spending accounts; life, accidental death and dismemberment and disability insurance; employee assistance programs; and a defined contribution retirement plan including a 401(k) feature). The retirement plans described on page 53 are provided to all employees in order to permit them to accumulate funds for retirement and to provide a competitive retirement package.

Our U.S.-based executives who exceed the limits under the qualified BorgWarner Inc. Retirement Savings Plan participate in the BorgWarner Inc. Retirement Savings Excess Benefit Plan (“Excess Plan”). All of our U.S. based NEOs received Company contributions under the Excess Plan in 2016. For further detail see page 54 under the Non-Qualified Deferred Compensation section.

The benefits and perquisites we provide to executives are currently at or below median competitive levels for comparable companies. Executive perquisites for the U.S.-based NEOs are limited to a taxable annual perquisite allowance in lieu of awarding individual perquisites. No tax gross-ups are provided on benefits or perquisites. On certain occasions, an NEO’s spouse or other family member may accompany the NEO on a business trip in which a company aircraft is utilized. No additional direct operating cost is incurred in such situations because there is no incremental cost associated with the additional traveler.

Except as described in the Pension Benefits table below on page 53, none of our NEOs participate in or have account balances in any of the Company-sponsored qualified or non-qualified defined benefit pension plans.

www.borgwarner.com

44	Executive Compensation Program Elements

Change of Control Agreements

We entered into Change of Control (“COC”) Employment Agreements (the “COC Agreements”) with each of our NEOs and certain other executives. In establishing the COC Agreements, our Board determined that it is in the best interests of the Company and its stockholders to (i) maintain NEOs’ continued dedication in the event of either a contemplated or actual COC, and (ii) provide two to three years of compensation to NEOs terminated in connection with the COC so as to focus their attention on executing the transaction rather than the personal uncertainties and risks associated therewith.

COC Agreements entered into in 2009 or later: (i) do not provide for excise tax gross-up provisions, (ii) condition the receipt of certain benefits on the execution of a non-compete agreement and (iii) incorporate a clause that allows an executive to forego certain benefits in the event that receipt would trigger the excise tax. See pages 55 and 56 for further details.

Each of our U.S.-based NEOs is eligible for severance benefits under the BorgWarner Inc. Transitional Income Plan (the “TIP”). The TIP was established to provide some financial protection to all U.S. salaried employees in the event that their employment is terminated for reasons beyond their control. The TIP benefit includes a lump sum payment that is based on salary level and length of service (with a maximum benefit of 26 weeks of base salary, adjusted for unemployment benefits) and medical coverage. In no event would a U.S.-based NEO receive a payment under both the COC Agreement and the TIP.

BorgWarner Inc. 2017 Proxy Statement

45

Executive Compensation
Process and Practices

Peer Group and Market Assessment

In evaluating and setting compensation, our Compensation Committee considers a number of factors including individual and business performance, internal equity, retention, the degree of alignment between the incumbent’s job duties and the benchmarked job description, as well as an assessment of market practices. The Compensation Committee believes that benchmarking is a useful tool because it reflects the market in which we compete for talent and provides credibility for our compensation programs with our employees and stockholders.

Our Compensation Committee has established, with the assistance of its independent compensation consultant, a “Comparator Group” for benchmarking executive officer compensation. This group generally includes companies with revenues between $2 billion and $20 billion in the automotive, transportation and general industrial sectors. One of the companies, Johnson Controls Inc., has revenues in excess of $20 billion but is included because it is an industry comparator and is included in the Peer Group Companies used for TSR purposes. Due to differences in size among the comparator companies, we use a regression analysis to normalize the survey results to better reflect the size of our Company relative to that of the comparator companies.

The Comparator Group used for establishing 2016 compensation decisions consisted of the following companies:

American Axle & Manufacturing Holdings, Inc.	ITT Corporation
AMSTED Industries, Inc.	Johnson Controls, Inc.
BAE Systems, Inc.	Kennametal Inc.
Ball Corporation	Lear Corporation
Brunswick Corporation	Meritor, Inc.
Cooper-Standard Holdings Inc.	Navistar International Corp.
Cummins Inc.	PACCAR Inc.
Daimler Trucks North America LLC	Parker Hannifin Corporation
Dana Holding Corporation	Polaris Industries Inc.
Delphi Automotive PLC	Praxair, Inc.
Denso International America, Inc.	Robert Bosch Corporation
Donaldson Company, Inc.	The Sherwin-Williams Company
Dover Corporation	Tenneco Inc.
Eastman Chemical Co.	The Timken Company
Eaton Corporation	TRW Automotive Holdings Corp.
Federal-Mogul Corporation	Valmont Industries, Inc.
Genuine Parts Co.	Visteon Corporation
Harley-Davidson, Inc.	Worthington Industries, Inc.
Illinois Tool Works Inc.

www.borgwarner.com

46	Executive Compensation Process and Practices

Independent Compensation Consultant

Our Compensation Committee retained Pearl Meyer as its independent compensation consultant. The Compensation Committee annually reviews its relationship with the compensation consultant to ensure continued independence. The review process includes consideration of the factors impacting independence set forth in New York Stock Exchange rules. The compensation consultant reports directly to the Compensation Committee and does not perform any other services for the Company or management.

The compensation consultant regularly participates in Compensation Committee meetings, and in collaboration with the Compensation Committee, aids in determining the appropriate compensation program, design, levels and peer groups for the Company.

Compensation Risk Management

Each year, the Compensation Committee oversees a risk assessment of the Company’s executive compensation program. Based on its most recent review, the Compensation Committee concluded that our compensation program and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our executive compensation program includes a number of features that mitigate unnecessary risk taking, including a balance of short- and long-term incentives, with long-term incentives comprising the majority of our executives’ compensation; a mix of performance metrics on our short- and long-term incentive programs; clawback provisions; and stock ownership guidelines.

Compensation Policies

STOCK OWNERSHIP GUIDELINES

In order to promote equity ownership and align the interests of management and our stockholders, we have established stock ownership guidelines that outline our expectations for our executives to hold a significant and sustained long-term personal financial interest in the Company.

Position	Stock Ownership Guideline
CEO	Three times average salary plus target bonus for prior three years (equates to seven times annual base salary)
CFO and Presidents	Two times average salary plus target bonus for prior three years
EVP & General Counsel	One times average salary plus target bonus for prior three years

Executives are expected to meet the guidelines within five years after appointment as an officer, and enough stock must be secured each year to demonstrate progress toward fulfilling the goal by year five. Our Compensation Committee reviews the ownership level for our CEO and all other persons covered under this guideline each year.

SHORT SALES; PLEDGING

Our Insider Trading and Confidentiality Policy prohibits our directors and employees from engaging in any transaction involving a put, call or other option on BorgWarner securities, from selling any BorgWarner securities he or she does not own (i.e., “selling short”) and from pledging any BorgWarner securities as collateral to secure personal loans or other obligations.

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Process and Practices	47

CLAWBACK POLICY

The Board adopted a policy setting forth procedures to recover payment in the event that an executive engages in any fraud or intentional illegal conduct that materially contributed to the need for a restatement of the Company’s publicly filed financial results. Performance-based compensation received by the executive during the three-year period preceding the restatement will be subject to reduction or reimbursement to the Company at the Compensation Committee’s discretion.

Deductibility of Compensation

The Compensation Committee considers Section 162(m) of the U.S. Internal Revenue Code in making its executive compensation decisions. Section 162(m) generally limits to $1 million the amount of non-performance-based compensation paid to the CEO and the three other highest paid executive officers, other than the CFO, that is tax deductible.

Our Compensation Committee believes that stockholder interests are best served by compensation programs that attract, retain and reward the executive talent necessary for our success. Accordingly, the Compensation Committee has discretion and flexibility in structuring our compensation programs, and may authorize compensation that is not fully deductible under Section 162(m) if it believes such compensation will enable us to better achieve our strategic business goals, promote the interests of our stockholders and meet compensation objectives.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jan Carlson	Vicki L. Sato	Thomas T. Stallkamp
Chairperson

The Compensation Committee Report does not constitute soliciting material. It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Compensation Committee Interlocks and Insider Participation

During our last completed fiscal year, the voting members of our Compensation Committee were Jan Carlson, Vicki L. Sato, Chairperson, and Thomas T. Stallkamp. None of these persons was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or of any of its subsidiaries. None of these persons has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee or the Company’s Board of Directors. No executive officer of the Company served as a director of another entity, or as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of such other entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

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48

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during 2016:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Non-Equity Incentive Plan Compensation(2) ($) (f)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
James R. Verrier	2016	1,245,000	—	9,316,086	950,000	34,732	821,698	12,367,516
President and Chief	2015	1,150,000	—	12,136,267	3,480,000	(21,699)	676,064	17,420,632
Executive Officer	2014	967,500	—	5,872,638	2,600,000	37,175	527,917	10,005,230
Ronald T. Hundzinski	2016	665,750	—	2,360,819	1,206,111	—	313,723	4,546,403
EVP and	2015	612,250	—	4,167,731	1,276,000	—	240,477	6,296,458
Chief Financial Officer	2014	526,250	—	1,526,659	1,016,500	—	199,792	3,269,201
Frederic B. Lissalde(3)	2016	606,630	—	1,531,424	1,041,544	—	277,361	3,456,959
Vice President	2015	577,369	—	2,643,784	978,856	—	400,923	4,600,932
and President and	2014	657,188	—	1,174,725	1,131,350	—	410,293	3,373,556
General Manager,
BorgWarner Turbo
Systems
John J. Gasparovic	2016	477,250	—	1,276,226	647,279	—	158,321	2,559,076
EVP, Chief Legal Officer &	2015	456,250	—	1,045,457	690,000	—	151,026	2,342,733
Secretary	2014	441,250	—	822,021	667,500	—	147,767	2,078,538
Stefan Demmerle(4)	2016	442,750		1,084,769	649,968	—	152,674	2,330,161
Vice President	2015	—	—	—	—	—	—	—
and President and	2014	—	—	—	—	—	—	—
General Manager,
BorgWarner
PowerDrive Systems

(1)	The aggregate values in column (e) reported for 2016, 2015, and 2014 represent the grant date fair market value (“FMV”) of the awards noted in the Grants of Plan-Based Awards Table. Assuming maximum performance levels are achieved for the Performance Share Plans, the maximum value of all stock awards granted would be $16,816,477 for Mr. Verrier, $4,260,063 for Mr. Hundzinski, $2,764,414 for Mr. Lissalde, $2,304,197 for Mr. Gasparovic, and $1,958,974 for Mr. Demmerle based on FMV at the time of grant.
(2)	The values in column (f) reflect payments made under the MIP. The 2016 plan year payout, paid in February 2017, includes no Carryover Bonus payments as carryover was eliminated for the Senior Executive Team. The 2015 and 2014 plan year payouts paid in the following February, do not include any Carryover Bonus payment as there was no Carryover to be earned from prior plan years.
(3)	Compensation reported for Mr. Lissalde is converted to US Dollars using an exchange rate of 1 Euro = 1.108 USD, which is a periodic average rate for 2016.
(4)	Dr. Demmerle was not a NEO in 2014 or 2015, therefore no data is reflected for those years.

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Tables	49

All Other Compensation Table

The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our NEOs. All of our NEOs exceeded the aggregate threshold of $10,000 for perquisites and personal benefits. The chart below indicates the amount in each category for each of our NEOs:

Name (a)	Perquisite Allowance ($) (b)	Personal Use of Leased Vehicle ($) (c)	Registrant Contributions to Defined Contribution Plans(1) ($) (e)	Value of Dividends on Unvested Shares of Stock (f)	French Benefit Allowance ($) (g)	Relocation Cost ($) (h)	Other ($) (i)	Total of “All Other Compensation” ($) (j)
James R. Verrier	50,000	—	678,608	93,090	—	—	—	821,698
Ronald T. Hundzinski	35,000	—	246,503	32,220	—	—	—	313,723
Frederic B. Lissalde(2)(3)(4)	14,107	54,953	—	21,474	166,200	20,627	—	277,361
John J. Gasparovic	25,000	—	123,658	9,663	—	—	—	158,321
Stefan Demmerle	28,750		107,987	15,937	—	—	—	152,674

(1)	Amounts credited by the Company on behalf of its Named Executive Officers during 2016 pursuant to the provisions of the RSP and the Excess Plan.
(2)	Mr. Lissalde is a French national working in Germany and receives a Benefit Allowance to enable him to maintain coverage in the French Social Benefit System.
(3)	The Relocation Cost amount relates to tax equalization payments, tax preparation support and language lessons.
(4)	Compensation reported for Mr. Lissalde is converted to US Dollar using an exchange rate of 1 Euro = 1.108 USD, which is a periodic average rate for 2016.

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50	Executive Compensation Tables

Grants of Plan-Based Awards

The following table summarizes the grants of equity and non-equity plan awards to our NEOs in 2016:

Name (a)	Grant Date (b)		Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#) (i)	All Other Option Awards: Number of Securities Underlying Option (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James R. Verrier			945,000	1,890,000	3,780,000
	2/9/2016	(2)				49,500	132,000	264,000				3,908,520
	2/9/2016	(3)				31,173	62,345	124,690				1,846,035
	2/9/2016	(4)				29,481	58,961	117,922				1,745,835
	2/9/2016	(5)							61,948	—	—	1,815,696
Ronald T. Hundzinski			337,500	675,000	1,350,000
	2/9/2016	(2)				12,525	33,400	66,800				988,974
	2/9/2016	(3)				7,900	15,800	31,600				467,838
	2/9/2016	(4)				7,471	14,942	29,884				442,433
	2/9/2016	(5)							15,748	—	—	461,574
Frederic B. Lissalde(6)			276,723	553,446	1,106,892
	2/9/2016	(2)				8,138	21,700	43,400				642,537
	2/9/2016	(3)				5,125	10,249	20,498				303,473
	2/9/2016	(4)				4,846	9,692	19,384				286,980
	2/9/2016	(5)							10,182	—	—	298,434
John J. Gasparovic			181,125	362,250	724,500
	2/9/2016	(2)				6,788	18,100	36,200				535,941
	2/9/2016	(3)				4,270	8,540	17,080				252,869
	2/9/2016	(4)				4,039	8,077	16,154				239,160
	2/9/2016	(5)							8,470	—	—	248,256
Stefan Demmerle			166,031	332,063	664,125
	2/9/2016	(2)				5,775	15,400	30,800				455,994
	2/9/2016	(3)				3,630	7,259	14,518				214,939
	2/9/2016	(4)				3,433	6,865	13,730				203,273
	2/9/2016	(5)							7,184	—	—	210,563

(1)	2016 bonus opportunity under the MIP. Estimated possible payout levels do not reflect carryover opportunities for the prior years.
(2)	2016 Performance Share Grant: Value of grant = number of target shares times the closing stock price on grant date of $29.61.
(3)	Additional 2016-2017 Relative Revenue Performance Share Grant granted same day as approved by the Compensation Committee of the Board of Directors. FMV at grant date = number of restricted shares times the closing stock price on February 9, 2016 of $29.61.
(4)	Additional 2016 Relative Revenue Performance Share Grant granted same day as approved by the Compensation Committee of the Board of Directors. FMV at grant date = number of restricted shares times the closing stock price on February 9, 2016 of $29.61.
(5)	2016 Restricted Stock Grant: Granted same day as approved by the Compensation Committee of the Board of Directors. The shares will vest 50% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. FMV at grant date = number of restricted shares times the average of the high and low stock price on February 9, 2016 of $29.31 in accordance with ASC Topic 718.
(6)	Mr. Lissalde’s Non-Equity Incentive Plan threshold, target and maximum payout values are converted to U.S. Dollars using an exchange rate of 1 Euro = 1.108 USD, which is a periodic average rate for 2016.

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Tables	51

The equity awards reflected in the Grants of Plan-Based Awards table are granted under the 2014 Plan. Further details regarding our incentive plans can be found in our Compensation Discussion and Analysis on pages 38-43.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes all equity awards to our NEOs that remain either unexercised and/or unvested as of December 31, 2016:

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($) (j)
James R. Verrier						160,250	6,320,260
	—	—	—	—	—			168,695	6,653,331

Ronald T. Hundzinski						53,750	2,119,900
	—	—	—	—	—			42,400	1,672,256

Frederic B. Lissalde						35,251	1,390,299
	—	—	—	—	—			28,012	1,104,793

John J. Gasparovic						16,634	656,045
	—	—	—	—	—			23,003	907,238

Stefan Demmerle						26,065	1,028,004
	—	—	—	—	—			19,734	778,309

(1)	The values in column (g) represent the number of restricted shares of stock and/or stock units granted in 2014, 2015, and 2016 plus reinvested dividends and/or dividend equivalents. The dollar value in column (h) is calculated using the closing stock price on December 31, 2016 of $39.44 per share.
(2)	The values of columns (i) and (j) are comprised of performance share grants made under the BorgWarner Inc. 2014 Stock Incentive Plan, issued for the performance periods of 2015-2017, 2016-2017, and 2016-2018. Column (i) represents the lowest potential payout for all outstanding unearned 2015-2017 and 2016- 2018 relative TSR performance shares and the target potential payout for all outstanding unearned 2016-2017 and 2016-2018 relative revenue growth performance shares that would be paid out at the end of each performance period. The payout level of the 2015-2017 and 2016-2018 relative TSR performance shares is shown at 25% of the target payout level because actual performance over the most recent period was at 0% of the target level. The payout level of the 2016-2017 and 2016-2018 relative revenue growth performance shares is shown at a 100% of target payout level because actual performance over the most recent period was at 82.5% of the target level. Column (j) represents the number of performance shares in column (i) times the closing stock price of $39.44 on December 31, 2016. Actual future payouts will depend on several factors, including (i) the number of performance shares that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved, as described on pages 41-42; and (ii) the FMV of stock, as defined in the 2014 Plan.

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52	Executive Compensation Tables

Regarding adjustments to shares, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the stock or other change in corporate structure affecting the stock, our Compensation Committee or our Board of Directors shall make such substitution or adjustments in the aggregate number, kind and option price of shares or adjustments in the consideration receivable upon exercise as it may be necessary to avoid dilution.

Option Exercises and Stock Vested

The following table summarizes all option exercises and stock vestings by our NEOs during 2016:

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(1) (#) (d)	Value Realized on Vesting(2) ($) (e)
James R. Verrier	—	—	122,544	4,157,645
Ronald T. Hundzinski	28,000	509,704	37,995	1,310,897
Frederic B. Lissalde	—	—	21,844	783,354
John J. Gasparovic	—	—	12,600	444,731
Stefan Demmerle			16,239	582,479

(1)	Number of “shares” disclosed in column (d) represents the total number of relative revenue performance shares earned for the 2016 performance period and paid in 2017, the total number of shares of restricted stock granted in 2013 that lapsed in 2016, the total number of shares of restricted stock granted in 2014 that lapsed in 2016, and the total number of shares of restricted stock granted in 2015 that lapsed in 2016.
(2)	Amount in column (e) is equal to the number of relative revenue performance shares vested multiplied by $39.44, which is the closing stock price at the end of performance period on December 31, 2016, the FMV of the shares of restricted stock granted in 2013 that lapsed and were paid in 2016, the FMV of the shares of restricted stock granted in 2014 that lapsed and were paid in 2016, and the FMV of the shares of restricted stock granted in 2015 that lapsed and were paid in 2016.

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Tables	53

As previously stated in the Compensation Discussion and Analysis, the granting of performance shares is designed to provide competitive payouts at the end of a three-year period relative to how well the Company performs against its Peer Group Companies in TSR. At the end of the 2014 to 2016 performance period, the Company’s TSR was below the 25th percentile relative to the Peer Group Companies’ TSR; therefore, no performance shares were earned for this period (see page 42 for listing of Peer Group Companies).

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1) ($) (d)	Payment During Last Fiscal Year ($) (e)
James R. Verrier	The BorgWarner Pension Plan	6.4	214,003	—
Ronald T. Hundzinski		—	—	—
Frederic B. Lissalde		—	—	—
John J. Gasparovic		—	—	—
Stefan Demmerle		—	—	—

(1)	Converted from U.K. Pound to U.S. Dollar using an exchange rate of 1 Pound= 1.2345 US Dollar, which is the rate as of December 31, 2016.

Our U.S.-based NEOs are eligible to participate in the RSP. This plan, which is available to all U.S. salaried and hourly employees, allows our NEOs to take advantage of current tax-advantaged opportunities for accumulating future retirement income. The RSP is comprised of two primary components: a Company Retirement Account and a Savings Account with a match feature. In the Company Retirement Account, the Company makes a contribution to the employee’s account each pay period based on years of service and eligible pay. For the majority of employees, including our NEOs, this ranges from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 70% of their eligible earnings on a before-tax and/or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the IRC). The Company matches 100% of the first 3% of the employee’s pre-tax contributions. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed. The first 3% of compensation contributed to the Company Retirement Account vests immediately and any other employer contributions vest 100% after three years of service.

Mr. Verrier participated in the BorgWarner Pension Plan while working for the Company in the United Kingdom from 1989 to 1996. The plan, which was frozen to additional benefit accruals as of April 1, 2007, was a contributory defined benefit pension plan with a normal retirement age of 65. Participants earned 1/60th of the average of their highest three consecutive years of gross earnings out of their last ten years of gross earnings for each year of credited service under the plan. Deferred pensions are increased annually for inflation up to a maximum of 5% per year. A similar inflation adjustment is applied once pension payments begin.

The present value of Accumulated Pension Benefits as of December 31, 2016 for Mr. Verrier is calculated using the following assumptions:

■	Mortality: Based on UK Self Administered Pension Scheme table, with allowance for future mortality improvements
■	Discount Rate: 2.67%
■	Assumed Retirement Age: 60
■	Assumed Inflation: 3.75%

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54	Executive Compensation Tables

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our NEOs during 2016.

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
James R. Verrier
	(1)	—	648,108	189,091	—	2,634,459

Ronald T. Hundzinski
	(1)	—	217,997	10,233	—	825,300

Frederic B. Lissalde
	(1)	—	—	—	—	—

John J. Gasparovic
	(1)	—	99,247	72,189	—	985,192

Stefan Demmerle
	(1)		83,077	13,850		243,655

(1)	Excess Plan

The Excess Plan is an unfunded, non-qualified retirement plan, which keeps certain highly compensated U.S. employees whole with regard to Company contributions that are otherwise limited under the RSP by IRC provisions. Participation is automatic once these limits are reached in a plan year. The contributions vest in the same manner as under the RSP. Distributions are made following a participant’s separation from service, with distributions attributable to amounts earned or vested before January 1, 2005 distributed within 30 days of participant’s separation from service and amounts earned or vested after December 31, 2004 distributed in the seventh month following the month in which the participant’s separation from service occurs. No in-service withdrawals or loans are available.

Excess Plan balances are invested in the same investment choices that are selected by the participants under the RSP. As these plans are unfunded, no money is actually invested. Rather, a notional account is maintained which mirrors the returns of these investments.

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Tables	55

Potential Payments Upon Termination or Change of Control

The following table shows the post-employment payments that would be paid to each of our NEOs under certain COC related events. The calculations assume each NEO’s employment is terminated on December 31, 2016. For purposes of the calculations, the closing stock price on the last business day of 2016 ($39.44) was used to determine the vested market value of restricted stock.

	Payment Triggering Events in Connection with a COC
		Involuntary Termination		Voluntary Termination
Name (a)	COC Only ($) (b)	With Cause ($) (c)	Without Cause(1) ($) (d)	With Good Reason(1) ($) (e)	Without Good Reason(2) ($) (f)
James R. Verrier	—	—	24,673,738	24,673,738	11,793,408
Ronald T. Hundzinski	—	—	9,011,302	9,011,302	3,472,653
Frederic B. Lissalde	—	—	7,758,378	7,758,378	2,319,381
John J. Gasparovic	—	—	4,685,027	4,685,027	1,393,704
Stefan Demmerle	—	—	4,796,451	4,796,451	1,673,275

(1)	For all Named Executive Officers, includes cash severance payment based on three times the average of base plus bonus (two times for Mr. Gasparovic), value of unvested restricted stock, prorated 2015-2017, 2016-2017, and 2016-2018 performance share payments, retirement benefit based on three times (two times for Mr. Gasparovic) the 2016 Company contributions to the RSP, value of welfare benefits (i.e. health care, life insurance, and disability insurance coverage) for three years (two years for Mr. Gasparovic), outplacement services and excise tax.
(2)	Includes the value of unvested restricted stock, prorated 2015-2017, 2016-2017, and 2016-2018 performance share payments.

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56	Executive Compensation Tables

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

New COC Agreements were implemented beginning in 2009 for new and future officers of the Company. The new COC Agreements eliminate excise tax gross-up provisions, allow a portion of the benefit to be attributable to a non-compete agreement in order to reduce the potential for the excise tax, and allow executives to forego a portion of benefits if the benefit triggers the excise tax.

Below is a general description of the material terms and conditions of our existing COC Agreements for U.S.-based executives.

In the event that a NEO terminates employment for Good Reason or the Company terminates a NEO’s employment with the Company without Cause within two to three years of a COC or in anticipation of a COC, the NEO is entitled to the following:

■	a lump sum cash amount equal to two to three times his or her annual base salary and average annual bonus for the most recent three years;
■	a lump sum cash amount equal to two to three times the Company’s retirement contributions that would have been made on his or her behalf in the first year after termination of employment;
■

for Executives who entered into COC Agreements prior to 2009, a tax gross-up for any excise taxes imposed pursuant to IRC Section 4999 of the IRC so that the NEO will be in the same after tax position he or she would have been in had no excise tax been imposed;

■

Executives who entered into COC Agreements in or after 2009 may elect to forego a portion of COC payments which could otherwise trigger IRC Section 4999 excise taxes as the tax will not be “grossed-up” under the COC Agreement;

■	continuation of medical, dental and life insurance benefits for two to three years; and
■	outplacement services at a cost not to exceed $40,000.

“Change of Control” generally means (a) the acquisition by any party of beneficial ownership of 20% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of our directors, (b) a change in the majority of our Board of Directors, (c) a major corporate transaction, such as a merger or sale of substantially all of our assets, which results in a change in the majority of our Board of Directors or a majority of stockholders or (d) a complete liquidation or dissolution of the Company.

“Cause” generally means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good Reason” generally means the diminution of responsibilities, authority or duties, our failure to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the COC Agreement by us other than in accordance with the COC Agreement, or our failure to require any successor to us to comply with the COC Agreement.

TERMINATIONS NOT RELATED TO A COC

In the event of an involuntary or voluntary termination with or without cause not in connection with a COC, no additional payments are made to NEOs.

In the event of termination of employment by retirement not in connection with a COC, no additional payments are made to NEOs.

The stated amounts do not include life or disability insurance benefits or vested benefits under the qualified RSP or under the TIP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of each plan would determine the timing and method of payments made under the above scenarios.

BorgWarner Inc. 2017 Proxy Statement

Executive Compensation Tables	57

Director Compensation

The following table details the compensation earned by each non-employee director who served on the Board of Directors in 2016. Directors who are employees of BorgWarner are not compensated for their service on the Board:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation (g)	Total ($) (h)	Aggregate Number of Outstanding Stock and Option Awards(2) (#) (i)
Jan Carlson	107,000	123,001	—	—	—	—	230,001	3,166
Dennis C. Cuneo	99,500	123,001	—	—	—	—	222,501	3,166
Jere A. Drummond(3)	48,667	—	—	—	—	—	48,667	—
Michael S. Hanley(4)	16,583	—	—	—	—	—	16,583	—
John R. McKernan	99,500	123,001	—	—	—	—	222,501	3,166
Alexis P. Michas	265,000	123,001	—	—	—	—	388,001	3,166
Ernest J. Novak, Jr.	121,500	123,001	—	—	—	—	244,501	3,166
Vicki L. Sato	113,000	123,001	—	—	—	—	236,001	3,166
Richard O. Schaum	105,500	123,001	—	—	—	—	228,501	3,166
Thomas T. Stallkamp	108,500	123,001	—	—	—	—	231,501	3,166

(1)	The values in column (c) reported for 2016 represent the grant date fair market value of the restricted stock award granted on April 27, 2016. (FMV at grant date = number of restricted shares times the average of the high and low stock price on April 27, 2016 of $39.285)
(2)	Aggregate number of outstanding shares of restricted stock and outstanding vested and unvested stock options at fiscal year-end only, including dividends.
(3)	Jere A. Drummond completed his service on the Board of Directors at the April 27, 2016 Annual Meeting of Stockholders.
(4)	Michael S. Hanley was named to the Board of Directors on November 8, 2016.

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58	Executive Compensation Tables

Annual compensation for our non-employee directors for 2016 was comprised of the following components: annual cash retainer, and equity compensation consisting of restricted stock for board service, and retainers for committee service. Our non-employee directors were not granted any Stock Option Awards and did not receive any Non-Equity Incentive Plan Compensation for 2016.

Effective January 1, 2016 non-employee director compensation was increased. In 2016 non-employee directors’ annual cash retainer for board service became $92,000 and annual equity compensation became $123,000 worth of restricted stock. Committee members received annual retainers as follows for each committee on which they served: $6,000 for the Corporate Governance Committee; $9,000 for the Compensation Committee and $7,500 for the Audit Committee. Audit Committee members serving during most of 2016 were paid $9,000 each in 2017, and the Audit Committee Chair was paid $15,000 in 2017, for the extra time they devoted to Audit Committee work in 2016. Chairs of the committee received the following additional annual retainers for their service to the committees: $6,000 for Corporate Governance, $9,000 for Compensation and $17,500 for Audit in view of their commitment of additional time to their oversight of the committees. The Non-Executive Chair’s compensation was $388,000 consisting of an annual cash retainer of $265,000 and an equity retainer of $123,000 to be granted in restricted stock. Board and standing committee meeting attendance fees are no longer paid. Non-employee directors are paid up to $1,000 per day for their attendance requested by the Company at meetings or events not associated with board or Committee meetings. Additional compensation arrangements may be made if special committees are convened, though none are planned at this time.

All of our directors met the expected stock ownership guidelines in 2016. Effective January 1, 2016 the stock ownership expectation of non-employee directors was raised to an amount equivalent to five times the amount of the annual cash retainer for board service within five years of January 1, 2016 or within five years of joining the Board of Directors. All of our directors met the stock ownership guidelines in 2016 or were appropriately progressing toward meeting them.

BorgWarner Inc. 2017 Proxy Statement

59

Proposal 3 - Advisory Vote on the Frequency of Advisory Votes on the Company’s Executive Compensation Program

In accordance with the Dodd-Frank Act, the Company seeks your input with regard to the frequency of future stockholder advisory votes on executive compensation programs. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. The Company asks that you support a frequency period of every one year (an annual vote) for future non-binding stockholder votes on compensation of our Named Executive Officers.

RECOMMENDATION
Your Board of Directors recommends a vote “FOR” the frequency of every one year for the advisory vote on the Company’s Executive Compensation Program.

www.borgwarner.com

60

Proposal 4 - Ratification of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, its member firms, and their respective affiliates (collectively, “PwC”) an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2016 and the effectiveness of our internal control over financial reporting as of December 31, 2016. The Audit Committee has selected PwC to serve as our independent registered public accounting firm for the 2017 fiscal year, and the Committee is presenting this selection to stockholders for ratification. Representatives of PwC will be present at the Annual Meeting to respond to stockholders’ questions, and will have an opportunity, if they desire, to make a statement.

If the stockholders do not ratify the engagement of PwC at the Annual Meeting, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the selection for 2017 will stand unless the Audit Committee finds other good reason for making a change.

To ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2017, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes (if any) do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Fees Paid to PwC

The aggregate fees billed to us for the years ended December 31, 2015 and 2016 by PwC for professional services were as follows:

	2016	2015
Audit fees	$10,870,543	$9,416,378
Audit-related fees(1)	$54,000	$—
Tax fees(2)	$888,719	$2,089,362
All other fees	—	—
	$11,813,262	$11,505,740

(1)	Includes audits of financial statements of employee benefit plans and consultations related to interpretations of accounting guidance.
(2)	Includes fees connected with tax compliance, tax planning and expatriate services. The expatriate services were $511,670 in 2016.

BorgWarner Inc. 2017 Proxy Statement

Proposal 4	61

Your Audit Committee has adopted procedures for pre-approving all audit and audit-related services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted audit-related services. The documentation includes a description of, and a budgeted amount for, particular categories of audit-related and tax services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of audit services, audit-related services or tax-services, and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For these types of pre-approval, the Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may form, and delegate pre-approval authority to, subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm were pre-approved by your Audit Committee.

RECOMMENDATION
Your Board of Directors recommends a vote “FOR” the ratification of PwC as the Independent Registered Public Accounting Firm.

www.borgwarner.com

62

Report of the BorgWarner Inc.

Audit Committee

Management of your Company is responsible for the preparation, presentation and integrity of your Company’s consolidated financial statements and for the effectiveness of internal control over financial reporting. Management and the Company’s internal auditing department are responsible for maintaining its accounting and financial reporting principles and internal controls and procedures designed to maintain compliance with accounting standards and applicable laws and regulations. PwC was the independent registered public accounting firm for the Company in 2016 and was responsible for performing independent audits of your Company’s consolidated financial statements and of the design and effectiveness of internal control over financial reporting, and expressing an opinion on (1) the conformity of the financial statements with accounting principles, generally accepted in the United States of America (“GAAP”) and (2) the effectiveness of internal control over financial reporting based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Audit Committee is directly responsible for the selection, appointment, compensation, retention, and oversight of the independent registered public accounting firm. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson are involved in the selection of PwC’s new lead engagement partner.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2016. The Audit Committee also has discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 “Communications with Audit Committees.” The Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with their independence.

The Audit Committee discussed with PwC the overall scope and plans for their audit. The Audit Committee met with PwC, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Vice President of Internal Audit has direct access to the Audit Committee to discuss any matters desired, and the Vice President of Internal Audit presented an update of internal audit activity at each regularly scheduled Audit Committee meeting.

The members of the Audit Committee are not full-time employees of your Company and are not performing the functions of auditors or accountants. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP, or that the Company’s independent registered public accounting firm is “independent.”

BorgWarner Inc. 2017 Proxy Statement

Report of the Borgwarner Inc. Audit Committee	63

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee that are described above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. PwC has been retained as the Company’s independent registered public accounting firm continuously since 2009. The members of the Audit Committee and the board recommend the continued retention of PwC to serve as the Company’s independent registered public accounting firm for 2017.

BORGWARNER INC. AUDIT COMMITTEE

Ernest J. Novak, Jr. Chairman
Dennis C. Cuneo	John R. McKernan, Jr.	Thomas T. Stallkamp	Michael S. Hanley
(as of November 8, 2016)

The Audit Committee Report does not constitute soliciting material. It is not considered filed by the Company and shall not be incorporated by reference into any of its other filings under the Securities Act or the Exchange Act unless we state otherwise.

www.borgwarner.com

64

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth, as of February 15, 2017, certain information regarding beneficial ownership of common stock by those persons and entities that are known to the Company as beneficially owning more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
The Vanguard Group	19,546,044(a)	9.17%
100 Vanguard Blvd.
Malvern, PA 19355
Capital Research Global Investors	15,638,259(b)	7.3%
333 South Hope Street
Los Angeles, CA 90071
BlackRock, Inc.	12,478,872(c)	5.9%
55 East 52nd Street
New York, NY 10022
GIC Private Limited	11,261,469(d)	5.29%
168, Robinson Road
#37-01, Capital Tower
Singapore 068912

a.	Pursuant to a Schedule 13G/A dated February 10, 2017 on behalf of The Vanguard Group indicating that it had sole voting power for 321,677 shares, sole dispositive power for 19,184,500 shares, shared dispositive power for 361,544 shares, and shared voting power for 41,005 shares.
b.	Pursuant to a Schedule 13G/A dated February 13, 2017 on behalf of Capital Research Global Investors indicating that it had sole voting power for 15,638,259 shares and sole dispositive power for 15,638,259 shares.
c.	Pursuant to a Schedule 13G/A dated January 19, 2017 on behalf of BlackRock, Inc., indicating that it had sole voting power for 10,577,688 shares and sole dispositive power for 12,474,872 shares.
d.	Pursuant to a Schedule 13G dated February 3, 2017 on behalf of GIC Private Limited indicating that it had sole voting and sole dispositive power for 6,837,912 shares and shared voting and shared dispositive power for 4,423,557 shares.

BorgWarner Inc. 2017 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management	65

The following table sets forth, as of March 1, 2017, certain information regarding the beneficial ownership of common stock by each person who was a director of the Company at December 31, 2016, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and the directors and executive officers of the Company as a group.

Name of Beneficial Owner(a)	Amount and Nature of Stock Ownership(b)	Percent of Class
James R. Verrier	370,165	*
Ronald T. Hundzinski	155,924	*
Stefan Demmerle	52,852	*
John J. Gasparovic	102,345	*
Frederic B. Lissalde	84,849	*
Jan Carlson	12,715	*
Dennis C. Cuneo(c)	21,456	*
Michael S. Hanley	—	*
Roger A. Krone	—	*
John R. McKernan, Jr.	23,236	*
Alexis P. Michas	82,827	*
Ernest J. Novak, Jr.	46,448	*
Vicki L. Sato	6,964	*
Richard O. Schaum	47,344	*
Thomas T. Stallkamp(d)	46,556	*
All directors and executive officers of the Company (22 persons)	1,398,024	*

*	Represents less than one percent.
(a)	For purposes of the above table, the address for each named person is 3850 Hamlin Road, Auburn Hills, Michigan 48326.
(b)	Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.
(c)	Includes 10,000 shares held by The DCC Trust.
(d)	Includes 30,984 shares held by a spousal lifetime access trust, for which Mr. Stallkamp’s wife is trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such officers, directors and persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file with the SEC. Based on information provided to the Company by each director and executive officer, the Company believes all such reports required to be filed in 2016 were timely.

CODE OF ETHICS

The Company has long maintained a Code of Ethical Conduct, updated from time to time, which is applicable to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Company’s CEO, CFO, Treasurer and Controller. Each of these codes is posted on the Company’s website at www.borgwarner.com.

www.borgwarner.com

66	Security Ownership of Certain Beneficial Owners and Management

RISK OVERSIGHT

Our Board of Directors regularly and continually receives information intended to apprise the board of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management assesses the degree to which risk management is integrated and continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The board actively encourages management to continue to drive this evolution. In 2016, the Board of Directors endorsed the Company’s continued enhancement of its enterprise risk management governance infrastructure, processes, integration, communications and sustainability.

While the Board of Directors has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Corporate Governance Committees of the board contribute to the risk management oversight function. In particular, the Audit Committee focuses on financial and compliance risk, including internal controls and receives risk assessment and management reports from the Company’s internal Enterprise Risk Management Committee and from the Company’s internal audit function. The members of the Enterprise Risk Management Committee (the Company’s Controller, Treasurer, Vice President of Internal Audit, Vice President of Strategic Risk Management, Director of Strategic Risk Management, Vice President and Chief Compliance Officer, Vice President and Chief Information Officer and business operations leaders) have direct access to the Audit, Compensation and Corporate Governance Committees and the Board of Directors. The Audit Committee receives, reviews and discusses regular reports from them concerning risk identification and assessment, risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected. In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long term business strategy and objectives. The Corporate Governance Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

BorgWarner Inc. 2017 Proxy Statement

67

Proposal 5 -
Vote on Stockholder Proposal to Allow Certain Stockholders to Act by Written Consent

We have been advised that a stockholder, John Chevedden, intends to present the following stockholder proposal at our Annual Meeting. We will furnish the address and share ownership of the proponent promptly upon written or oral request. The proposal will be voted on at the Annual Meeting if the proponent or a qualified representative is present at the meeting and submits the proposal for a vote. The text of the proposal and the supporting statement appear below exactly as received by us. The proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. The Company disclaims responsibility for the accuracy and content of the proposal and supporting statement. Following the stockholder proposal are the Company's reasons for opposing the proposal.

Proposal [5] - Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Taking action by written consent saves the expense of holding a special shareholder meeting.

Please vote to enhance shareholder value:

Right to Act by Written Consent – Proposal [5]

RECOMMENDATION
Your Board of Directors recommends a vote “AGAINST” the stockholder proposal.

www.borgwarner.com

68	Proposal 5

The Board of Directors has carefully considered the stockholder proposal asking that it take action to permit stockholders to act by written consent without a meeting. At this time, the Board recommends a vote against this stockholder proposal. We intend to seek input from our stockholders as part of our investor outreach program to help assess the desirability and need for such an amendment, particularly in light of the governance practices described below. Given this commitment to obtain feedback and the Company’s responsiveness to other corporate governance reforms, the stockholder proposal is unnecessary.

The Company has a demonstrated commitment to corporate governance policies that are in the best interests of the Company and responsive to stockholder feedback and emerging governance best practice. The Company maintains a robust stockholder outreach program through which stockholders can communicate directly with the Board and the Board has taken actions to promote effective governance and accountability for stockholders, including:

■	Implementation of the right for stockholders representing 20% of the outstanding shares of the Company’s stock for at least one year to call a special meeting
■	Adoption in July 2016 of a proxy access bylaw provision that allows qualifying stockholders to include their director nominees in the Company’s proxy materials
■	Implementation of majority voting in the election of directors
■	Repeal of the Company’s “poison pill” stockholder rights plan
■	Declassification of the Board of Directors, and
■	Removal of certain supermajority voting requirements from the Company’s Certificate of Incorporation and By-laws

BorgWarner Inc. 2017 Proxy Statement

69

Other Information

The Company is not aware of any business to come before this Annual Meeting other than the matters described in this proxy statement. However, if any other matters should properly come before this meeting, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies through the internet and by use of the mails, proxies may be solicited by directors, officers and regularly engaged employees of the Company. None of these directors, officers or employees will receive any extra compensation for doing this. We have also retained Alliance Advisors L.L.C. to assist us in soliciting proxies for a fee of $10,000 plus reasonable out-of-pocket expenses. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals that are intended to be presented at the 2018 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 18, 2017, for inclusion in the proxy statement relating to that meeting.

A stockholder who intends to present business, including the election of a director, at the 2018 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, must comply with the requirements set forth in the Company's By-laws. Among other things, under the Company's By-laws to bring business before an Annual Meeting a stockholder must give written notice to the Secretary of the Company not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year's Annual Meeting. Therefore, for stockholder proposals to be presented other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 27, 2017, and no later than January 26, 2018. The notice should contain (a) as to each person whom the stockholder proposes to nominate for election as director, all information that is required to be disclosed in solicitations of proxies for election of directors under the securities laws, including the person's written consent to serve as a director if elected, and (b) as to any other business: the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company's books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company's Amended and Restated By-laws to ensure that all of the specific requirements of such notice are met.

www.borgwarner.com

70	Other Information

Available Information on Corporate Governance and SEC Filings

Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the SEC, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The Company also makes the following documents available on its website: the Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company's Corporate Governance Guidelines; the Company's Code of Ethical Conduct; and the Company's Code of Ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

No person is authorized to give any information, or make any representation, other than that contained in this proxy statement, and if given or made, such information may not be relied upon as having been authorized.

BorgWarner Inc. 2017 Proxy Statement

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on April 26, 2017

BORGWARNER INC.

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 01, 2017
Date: April 26, 2017	Time: 9:00 AM EST
Location:	The Townsend Hotel 100 Townsend Street Birmingham, MI 48009

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report on Form 10k     2. Notice & Proxy Statement

How to View Online:
Have the information that is printed in the box marked by the arrow ➔XXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1)	BY INTERNET:	www.proxyvote.com
2)	BY TELEPHONE:	1-800-579-1639
3)	BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow ➔XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 12, 2017 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow ➔XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees

1a	Jan Carlson

1b	Dennis C. Cuneo

1c	Michael S. Hanley

1d	Roger A. Krone

1e	John R. McKernan, Jr.

1f	Alexis P. Michas

1g	Vicki L. Sato

1h	Richard O. Schaum

1i	Thomas T. Stallkamp

1j	James R. Verrier

The Board of Directors recommends you vote FOR the following proposal:

2	Advisory approval of the compensation of our named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

3.	An advisory vote on the frequency of advisory votes on the Company's executive compensation program.

The Board of Directors recommends you vote FOR the following proposal:

4	The selection of PricewaterhouseCoopers LLP as Independent Registered Public Accounting firm for the Company for 2017.

The Board of Directors recommends you vote AGAINST the following proposal:

5	Stockholder proposal to allow certain stockholders to act by written consent.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.